UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BRUNSWICK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2015

Dear Brunswick Shareholder:

We are pleased to invite the shareholders of Brunswick Corporation to attend the Annual Meeting of Shareholders of Brunswick Corporation, to be held on Wednesday, May 6, 2015, at 9:00 a.m. CDT at Brunswick’s corporate offices, located at 1 N. Field Court, Lake Forest, Illinois.

In 2014, in order to sustain earnings growth, we focused on executing our growth plan which included investing in new products, strategic investments and capacity expansion.

As a Brunswick shareholder, you have been able to share in our financial and operational successes. Our total shareholder return for 2014 was 12.4%, and our total shareholder return for the last three years was outstanding at 188.0%. Our Board of Directors, the management team and our over 12,000 global employees are dedicated to continuing the effort necessary to add value for our shareholders.

In 2015, Brunswick will focus on continuing to drive long-term, profitable growth through product leadership resulting from investments in capital projects, research and development programs and strategic acquisitions.

We will begin mailing a notice to our shareholders on March 26, 2015, containing instructions on how to access online our 2015 Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2014, as well as instructions on how to receive paper copies of these documents for shareholders who so elect.

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to vote either via the Internet, by telephone or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented.

Thank you for your continued support of Brunswick.

Sincerely,

Dustan E. McCoy

Chairman and Chief Executive Officer

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811
Telephone 847.735.4700

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Notice of Annual Meeting of Shareholders

May 6, 2015

9:00 a.m. CDT

Brunswick corporate offices, 1 N. Field Court, Lake Forest, Illinois

March 26, 2015

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick’s corporate offices, located at 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 6, 2015, at 9:00 a.m. CDT. At the Annual Meeting, we will consider and vote upon the following matters:

(1)	The election to the Company’s Board of Directors of the five nominees named in the attached Proxy Statement;

(2)	The approval of the compensation of our named executive officers on an advisory basis;

(3)	The ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(4)	Any other business that may properly come before the meeting.

Sincerely,

Christopher F. Dekker

Secretary

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811
Telephone 847.735.4700

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Eligibility to Vote

You can vote if you were a shareholder of record at the close of business on March 3, 2015.

How to Cast Your Vote

You can vote by any of the following methods:

•	Internet (www.proxyvote.com) until 5:00 p.m. EDT on May 5, 2015;
•	Telephone 1-800-690-6903 until 5:00 p.m. EDT on May 5, 2015;
•	Completing, signing and returning your proxy or voting instruction card to arrive by May 5, 2015; or
•	In person, at the Annual Meeting: If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, bank or other nominee, you must bring proof of ownership with you to the meeting.

Voting Matters

	Board Vote	Page Reference
	Recommendation	(for more detail)
Election of Directors	FOR each Director Nominee	11
Advisory Vote on the Approval of Executive Compensation	FOR	43
Ratification of the Appointment of Auditors	FOR	47

Business Highlights

(for more detail please see Brunswick’s Annual Report on Form 10-K filed with the SEC on February 20, 2015)

The Company’s results in 2014 represent the fifth consecutive year of strong improvements in operating performance. The Company looked to achieve the following financial objectives in 2014:

•	Deliver revenue growth

–	Ended the year with a 7 percent increase in net sales when compared with 2013

•	Experience increases in earnings before income taxes, as well as solid improvements in gross margins

–	Reported earnings before income taxes of $287.9 million in 2014 compared with earnings before income taxes of $208.9 million in 2013 and $156.0 million in 2012

•	Continue to generate strong free cash flow and execute against the Company’s capital strategy

–	Ended the year with $635.9 million of cash and marketable securities, a net increase of $266.7 million from 2013, reflecting proceeds from the divestiture of our bowling retail business along with the generation of strong free cash flow
–	Funded future investments in growth, both organically through capital expenditures and through acquisition opportunities including the $41.5 million paid for marine parts and accessories acquisitions during 2014
–	Contributed $73.8 million to the Company’s defined benefit pension plans, which included an amount made in connection with lump sum payouts to certain pension plan participants in 2014
–	Enhanced shareholder returns by repurchasing $20.0 million of our common stock under the Company’s share repurchase program in 2014 and increased cash dividends paid to shareholders in 2014 to $41.7 million

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We achieved excellent 1 and 3-year Total Shareholder Return (TSR)

•	1-year TSR – 12.4%
•	3-year TSR – 188.0%

STOCK PRICE HISTORY

*	Note that Brunswick paid no annual Brunswick Performance Plan incentives in 2008 and paid reduced amounts for 2009, 2010 and 2011.

Director Nominees (page 11)

		Director		Independent	Committee
Name	Age	since	Occupation	(Yes/No)	Memberships	Other Public Company Boards
Manuel A. Fernandez	68	1997	Retired; Executive Chairman of Sysco Corporation	Yes	• Human Resources and Compensation	• Leggett and Platt Incorporated • Time Inc.
					• Nominating and Corporate Governance
Mark D. Schwabero	62	2014	President and Chief Operating Officer of Brunswick Corporation	No		• 1st Source Corporation
David V. Singer	59	2013	Retired; Chief Executive Officer of	Yes	• Finance	• Flowers Foods, Inc.
			Snyder’s-Lance, Inc.		• Nominating and Corporate Governance	• Hanes Brands, Inc. • SPX Corporation
Jane L. Warner	68	2015	Retired; Executive Vice President of Illinois Tool Works Inc.	Yes	• Nominating and Corporate Governance	• Regal Beloit Corporation • Tenneco Inc.
J. Steven Whisler	60	2007	Retired; Chairman and Chief Executive Officer of Phelps Dodge Corporation	Yes	• Human Resources and Compensation	• CSX Corporation • International Paper Company
					• Nominating and Corporate Governance

•	Mr. McCoy serves as our Chairman and Chief Executive Officer

•	Mr. Fernandez serves as our Lead Independent Director

•	10 of 12 directors are independent under the Board’s Principles and Practices and the NYSE Listed Company Manual

•	All of the members of the Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance and Qualified Legal Compliance Committees are independent

•	Our directors collectively attended 94 percent of the 2014 Board and Committee Meetings

The Board of Directors believes that having our Chief Executive Officer serve as Chairman of the Board is in the best interest of the shareholders at this time because this structure ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. Our strong Lead Independent Director position ensures that there are processes in place for robust and independent Board oversight.

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 Executive Compensation (page 24)

Compensation Element	Metric(s)	Role within Compensation Program	How Designed and Determined
Base Salary	n/a	Foundation of total pay, as incentives and benefits are a function of base salary.	Reviewed annually, targeting median of peer group. External competitiveness, individual performance and internal equity are considered when determining executives’ base salaries.
Annual Incentive Plan	• Earnings Per Share (EPS) • Earnings Before Interest and Taxes (EBIT)	Primary element used to reward accomplishments against established business and individual goals within a given year.	Target funding based on planned performance for the year, as approved by the Board of Directors, with actual funding tied to annual performance against target metrics and limited to no more than 200 percent of target funding.
Performance Shares	• Cash Flow Return On Investment (CFROI) • Relative Total Shareholder Return (TSR)	Focus management team on creating and sustaining value for shareholders.	Annual performance share grants for named executive officers (NEOs) represent 50 percent of targeted equity value. Three-year performance plan with shares earned based on achievement of both a CFROI target over a 12-month period and Brunswick’s TSR performance relative to the TSR of an established peer group, as measured over the three-year period.

Starting in 2015, the performance share award grant will be earned based on the achievement of two financial metrics, CFROI and operating margin, over a three-year period in addition to maintaining the existing TSR modifier.
Restricted Stock Units (RSUs)	• TSR	Reinforce retention and reward sustained TSR.	Annual RSU grants for NEOs represent 50 percent of targeted equity value. RSUs cliff vest at the end of a three-year period.

WHAT WE DO	WHAT WE DON’T DO
Very high percentage of executive pay is tied to performance	We have no gross-ups (including perks, excise tax)
Executives have performance-based goals which are tied to shareholder return	There are no modified single-trigger or a single-trigger change-in-control severance agreements (we only use double-trigger CIC severance provisions)
We target median compensation levels, and review market data, of our peer group when making executive compensation decisions	All of our equity plans expressly forbid option repricing without shareholder approval
We apply strict share ownership guidelines to NEOs	All of our active equity plans expressly forbid exchanges of underwater options for cash
We disclose complete information on annual and long-term incentive plans	We do not allow hedging of shares by our directors or employees
We require vested shares from our equity compensation programs to be held until share ownership guidelines are met	We do not allow pledging of shares by our directors or employees
We consider, and attempt to mitigate, risk in our compensation program	We do not pay dividends or dividend equivalents on unearned performance shares
We use an independent compensation consultant
We have an established clawback policy

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 2014 Executive Total Targeted Compensation Mix (page 27)

Component	CEO	Other NEOs
Base Salary	13%	26%
Annual Incentives	20%	25%
Long-Term Incentives	67%	49%

 2014 Executive Compensation Summary (page 34)

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Dustan E. McCoy Chairman and Chief Executive Officer	2014	$1,050,000	$-	$5,248,048	$-	$1,853,000	$122,184	$518,441	$8,791,673
William L. Metzger Senior Vice President and Chief Financial Officer	2014	$478,269	$-	$899,926	$-	$563,000	$270,642	$105,388	$2,317,225
Mark D. Schwabero President and Chief Operating Officer	2014	$598,077	$-	$1,455,188	$-	$702,000	$-	$163,496	$2,918,761
John C. Pfeifer Vice President and President – Mercury Marine	2014	$396,538	$-	$671,388	$-	$370,000	$-	$105,230	$1,543,156
B. Russell Lockridge Vice President and Chief Human Resources Officer	2014	$404,000	$-	$429,508	$-	$475,000	$-	$149,101	$1,457,609
Andrew E. Graves(1) Former Vice President and President – Boat Group	2014	$222,601	$-	$1,630,836	$-	$561,260	$-	$443,573	$2,858,270

(1)	Mr. Graves’ employment with the Company terminated on May 30, 2014. See the Current Report on Form 8-K filed with the SEC on May 8, 2014 for additional information.

Ratification of Appointment of Auditors (page 47)

As a matter of good corporate governance, we are asking our shareholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

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PROXY STATEMENT

The Board of Directors (Board) of Brunswick Corporation (Brunswick or the Company) is soliciting proxies from Brunswick’s shareholders on behalf of the Company for the annual meeting to be held at Brunswick’s corporate offices located at 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 6, 2015, at 9:00 a.m. CDT (the Annual Meeting). As required by rules adopted by the Securities and Exchange Commission (the SEC), Brunswick is making this Proxy Statement and its Annual Report on Form 10-K available to its shareholders electronically via the Internet. In addition, Brunswick is using the SEC’s Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on March 26, 2015, Brunswick will begin mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting of Shareholders (together, the Notice) to its shareholders containing instructions on how to access this Proxy Statement and Brunswick’s Annual Report via the Internet, how to vote online or by telephone, and how to receive paper copies of the documents and a proxy card.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon matters described in the Notice, including the election to our Board of Directors of the five nominees named in this Proxy Statement, the approval of the compensation of our named executive officers on an advisory basis and the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Who may vote at the Annual Meeting?

Only holders of one or more of the 92,886,911 shares of Brunswick common stock, par value $0.75 per share (Common Stock), issued and outstanding as of the close of business on March 3, 2015 (the Record Date) will be entitled to vote at the Annual Meeting. Each holder as of the Record Date is entitled to one vote for each share of Brunswick Common Stock held.

Who can attend the Annual Meeting?

Only shareholders who owned Brunswick Common Stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of the Record Date.

How do I vote?

If you are a shareholder of record as of the Record Date, you can vote: (i) by attending the Annual Meeting; (ii) by following the instructions on your Notice for voting by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com; or (iii) by signing, dating and mailing in a proxy card. The deadline for voting by telephone or via the Internet is 5:00 p.m. EDT on May 5, 2015.

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

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Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting, including voting via the Internet or by telephone (only your latest Internet or telephone proxy that is timely submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Who will count the votes?

Brunswick’s tabulator, Broadridge Financial Solutions, Inc., will count the votes. Representatives of Brunswick’s Shareholder Services Department will act as independent inspectors of election.

How will my shares be voted if I sign, date and return a proxy card?

If you sign, date and return a proxy card and indicate how you would like your shares to be voted, your shares will be voted as you have instructed. If you sign, date and return a proxy card but do not indicate how you would like your shares to be voted, your proxy will be voted as follows: for the election of the five director nominees named in this Proxy Statement; for the approval of the compensation of our named executive officers; and for the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015. With respect to any other matter that is properly brought before the meeting, the proxy holders will vote the proxies held by them in accordance with their best judgment.

What are the Board’s recommendations?

The Board of Directors recommends a vote for the election of the five director nominees named in this Proxy Statement. The Board recommends a vote for the approval of the compensation of our named executive officers. The Board and the Audit Committee recommend the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

What vote is required to approve each matter to be considered at the Annual Meeting?

Election of Directors. Brunswick has adopted a majority voting standard for the uncontested election of directors and, therefore, the five director nominees shall be elected to the Board of Directors if they each receive a majority of the votes cast, in person or by proxy, at the Annual Meeting. Under Brunswick’s majority voting standard for uncontested elections, if the number of votes cast “For” a director nominee’s election does not exceed the number of votes cast “Against” election, then the director nominee must tender his or her resignation from the Board promptly after certification of the shareholders’ vote. The Board will decide within 120 days of that certification, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, whether to accept the resignation. Because Brunswick has adopted a majority voting standard for the uncontested election of directors, abstentions will have no effect on the election of director nominees. If any one or more of the five director nominees is unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for the alternate individual or individuals designated by the Board.

Advisory Approval of Executive Compensation. The affirmative vote of the holders of a majority of the shares having voting power, represented in person or by proxy, will be required for the approval of the non-binding resolution relating to the compensation of the Company’s named executive officers. Because approval of this resolution requires a majority of the shares having voting power and represented at the Annual Meeting, abstentions will have the same effect as votes against approval.

Ratification of the Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares having voting power, represented in person or by proxy, will be required for the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as Brunswick’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Because the vote to ratify the independent registered public accounting firm requires a majority of the shares having voting power and represented at the Annual Meeting, abstentions will have the same effect as votes against ratification.

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What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 92,886,911 shares of Brunswick Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards or ballots marked “Abstain” or returned without voting instructions, are counted as present for the purpose of determining whether a quorum is present. In addition, broker non-votes will be counted as present for quorum purposes.

How will broker non-votes be treated?

Broker non-votes occur when a broker lacks discretionary authority to vote on a proposal and the beneficial owner has not provided an indication as to how to vote. Brunswick will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as having voting power on the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a proposal passes. We expect that brokers will lack discretionary authority with respect to the election of directors and the advisory vote to approve the compensation of the Company’s named executive officers, but will have discretionary authority with respect to ratification of the appointment of the independent registered public accounting firm.

Will my vote be kept confidential?

Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept confidential and are available only to Brunswick’s tabulator and inspectors of election, who are obligated to keep your vote confidential.

Who pays to prepare, mail and solicit the proxies?

Brunswick pays all of the costs of preparing, mailing and soliciting proxies. Brunswick asks brokers, banks, voting trustees and other nominees and fiduciaries to forward notices and, when requested, proxy materials to the beneficial owners and to obtain authority to execute proxies. Brunswick will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its designated officers and employees (who will not receive additional compensation for their solicitation efforts), Brunswick has retained the services of Georgeson Inc. to solicit proxies for a fee of $9,900 plus expenses.

What if other matters come up during the Annual Meeting?

If any matters other than those referred to in the Notice properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. Brunswick is not aware of any business other than the items referred to in the Notice that may be considered at the meeting.

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Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, Brunswick is required to provide access to its proxy materials via the Internet and has elected to use the SEC’s Notice and Access Rules for soliciting proxies. Accordingly, Brunswick is sending a Notice to all of its shareholders as of the Record Date. All shareholders may access Brunswick’s proxy materials on the Web site referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. Instructions on how to access Brunswick’s proxy materials via the Internet and how to request a printed copy can be found in the Notice. Additionally, by following the instructions in the Notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save Brunswick the cost of printing and mailing documents to you and will reduce the impact of the Company’s Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Multiple individuals residing in my home are beneficial owners of shares of Brunswick Common Stock. Why did we receive only one mailing?

Brunswick is sending only one envelope with multiple Notices to you if you share a single address with another shareholder, unless we have received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce Brunswick’s printing and mailing costs. We will promptly deliver a separate Notice to you upon written or verbal request. If you wish to receive duplicate mailings in the future, you may contact Brunswick Shareholder Services by telephone at 847.735.4294, by mail at 1 N. Field Court, Lake Forest, IL 60045, or by e-mail at services@brunswick.com. If you currently receive multiple Notices, you can request householding by contacting Brunswick Shareholder Services as described above. If you own your shares through a broker, bank or other nominee, you can request householding by contacting the holder of record.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will elect five individuals to serve on the Board of Directors. The current Board of Directors has nominated Manuel A. Fernandez, Mark D. Schwabero, David V. Singer and J. Steven Whisler for election as directors to serve for terms expiring at the 2018 Annual Meeting or until their respective successors have been elected and qualified. The current Board of Directors has also nominated Jane L. Warner for election as a director to serve for a term expiring at the 2017 Annual Meeting or until her successor has been elected and qualified.

As announced on March 9, 2015, Lawrence A. Zimmerman will retire from the Board at the Annual Meeting. The Company thanks Mr. Zimmerman for his many years of distinguished service to the Company.

While the Board of Directors currently has twelve members divided among three classes which each consist of four directors, following the retirement of Mr. Zimmerman, the Board of Directors will have eleven members divided among three classes. Two classes will consist of four members and the other class will consist of three members.

Ms. Warner and Mr. Singer were each identified by a third-party search firm engaged by the Nominating and Corporate Governance Committee to be nominated to the Board of Directors.

Biographical information follows for each nominee and each director whose term of office will continue after the Annual Meeting. Additional information is set forth below regarding the specific experience, qualifications, attributes or skills of each member of the Board of Directors that led the Board to conclude that such individual should serve on the Board in light of the Company’s business and leadership structure.

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Nominees for Election for Terms Expiring at the 2018 Annual Meeting

Manuel A. Fernandez

Director since 1997

Retired; Executive Chairman of Sysco Corporation, a marketer and distributor of foodservice products, April 2012 to November 2013; Non-Executive Chairman of Sysco Corporation from 2009 to 2012; Managing Director of SI Ventures, LLC, a venture capital partnership, since 1998; Chairman, Chief Executive Officer and President of Gartner, Inc., 1991 to 1999; director of Leggett and Platt Incorporated and Time Inc. Previously served as Chairman of the University of Florida Board of Trustees, director of Flowers Foods, Inc., Stanley Black & Decker, Inc. and Tibco Software, Inc. and Chairman Emeritus of Gartner, Inc.; age 68.

As the former Executive Chairman of a foodservice products company and the Managing Director of a venture capital partnership, Mr. Fernandez brings significant experience and knowledge to our Board regarding strategic planning, acquisitions, corporate governance and human resources.

Mr. Fernandez’s extensive experience in information technology, including his former role as Chairman and Chief Executive Officer of a leading information technology company, as well as with a variety of businesses with strong commercial product offerings, allows him to provide invaluable advice and guidance to our Company’s management and Board regarding innovation, technology strategy and distribution.

Mark D. Schwabero

Director since 2014

President and Chief Operating Officer of Brunswick Corporation since May 2014; Vice President and President - Mercury Marine from 2008-2014; President - Mercury Outboards from 2004-2008; director of 1st Source Corporation; age 62.

As the President and Chief Operating Officer of Brunswick Corporation, Mr. Schwabero is uniquely qualified to assist the Board on strategic and operating issues facing the Company. Mr. Schwabero brings extensive management and manufacturing experience to our Board and, as past Chairman of the National Marine Manufacturers Association, understands the operations, finances and marketing challenges facing companies in the marine market.

David V. Singer

Director since 2013

Retired; Chief Executive Officer of Snyder’s-Lance, Inc., a leading snack food company, 2010 to 2013; President and Chief Executive Officer of Lance Inc., 2005 to 2010; Executive Vice President and Chief Financial Officer of Coca-Cola Bottling Company Consolidated, 2001 to 2005; director of Flowers Foods, Inc., Hanes Brands, Inc. and SPX Corporation. Previously served as director of Lance Inc. and Snyder’s-Lance, Inc.; age 59.

As the former Chief Executive Officer of a maker and marketer of snack foods throughout the world, he has experience in supply chain, manufacturing, logistics, and distribution matters. Mr. Singer brings extensive management and financial experience to our Board and also offers experience in corporate finance and acquisitions.

J. Steven Whisler

Director since 2007

Retired; Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company, 2000 to 2007; employed by Phelps Dodge Corporation in a number of positions since 1976, including President and Chief Operating Officer; director of CSX Corporation and International Paper Company. Previously served as director of Burlington Northern Santa Fe Corporation and U.S. Airways Group Inc.; age 60.

As the former Chairman and Chief Executive Officer of a mining and manufacturing company with operations on several continents, Mr. Whisler has extensive experience with international business operations and regulatory compliance matters. Additionally, Mr. Whisler’s background enables him to provide strategic advice and guidance to our Company’s management and Board regarding financial, human resources and risk oversight matters.

Nominee for Election for Term Expiring at the 2017 Annual Meeting

Jane L. Warner

Director since 2015

Retired; Executive Vice President of Illinois Tool Works Inc., a diversified manufacturer of highly engineered components and industrial systems and consumables, August 2007 to February 2013; Group President of Worldwide Finishing Business of Illinois Tool Works Inc., December 2005 to August 2007. Ms. Warner was previously the President of Plexus Systems, L.L.C., a manufacturing software company, from June 2004 to December 2005, and a Vice President with Electronic Data Systems from 2000 through June 2004, where she led its global manufacturing group. Ms. Warner served as Executive Vice President for first tier supplier Textron Automotive from 1994 through 1999, where she was President of its Kautex North America and Randall divisions. Previously, Ms. Warner held executive positions in manufacturing, engineering and human resources over a 20-year span at General Motors Corporation; director of Regal Beloit Corporation and Tenneco Inc. Previously served as director of MeadWestvco Corporation; age 68.

With almost 40 years of experience at global manufacturing and manufacturing information systems businesses, Ms. Warner has particular appreciation of the challenges facing our operations, distribution network and customers. Her leadership roles in these diverse companies, along with the financial understanding she has gained through her business unit leadership, will assist our Board in working through the various challenges facing our businesses.

Your Board of Directors recommends a vote FOR the election of the nominees named above.

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Directors Continuing in Office until the 2017 Annual Meeting

Nancy E. Cooper

Director since 2013

Retired; Executive Vice President and Chief Financial Officer of CA Technologies, Inc., one of the largest independent software corporations in the world, 2006 to 2011; Chief Financial Officer of IMS Health, Inc., 2001 to 2006; director of The Guardian Life Insurance Company of America, The Mosaic Company and Teradata Corporation; age 61.

As the former Executive Vice President and Chief Financial Officer of CA Technologies, Ms. Cooper brings financial acumen and technology experience to our Board. Ms. Cooper’s extensive experience as a Chief Financial Officer and her other financial leadership roles for several companies, as well as her service on the audit committees of two other public companies, will assist the Board in several areas including finance, internal control and audit.

Dustan E. McCoy

Director since 2005

Chairman and Chief Executive Officer of Brunswick Corporation since 2005; Vice President of Brunswick and President of Brunswick Boat Group, 2000 to 2005; Vice President, General Counsel and Corporate Secretary of Brunswick, 1999 to 2000; Executive Vice President of Witco Corporation, a specialty chemicals company, January to September 1999; Senior Vice President, General Counsel and Corporate Secretary of Witco Corporation, 1996 to 1998; director of Freeport-McMoRan Copper & Gold Inc. and Louisiana-Pacific Corporation; age 65.

As the Chairman and Chief Executive Officer of Brunswick Corporation, Mr. McCoy has extensive knowledge of the Company and its business segments. Mr. McCoy’s day-to-day leadership role provides him with extensive knowledge of our businesses and our industries and allows him to communicate effectively about our Company’s operations and business strategy with our Board.

Ralph C. Stayer

Director since 2002

Chairman, President and Chief Executive Officer of Johnsonville Sausage, LLC, a maker of sausage products, since 1980; Founder of Leadership Dynamics, a consulting firm; Member of the Board of Trustees of Boston College; age 71.

As the Chairman, President and Chief Executive Officer of a successful consumer-focused private enterprise, Mr. Stayer brings extensive management experience to the Board in the areas of effective competition, production, distribution and financial matters. Additionally, Mr. Stayer’s writing, teaching and consulting work relating to organizational development and leadership enable him to provide our Company’s management and Board with advice and guidance in relation to strategic, organizational and individual development.

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Directors Continuing in Office until the 2016 Annual Meeting

Nolan D. Archibald

Director since 1995

Retired; Executive Chairman of Stanley Black & Decker, Inc., a consumer and commercial products company, 2010 to 2013; President and Chief Executive Officer of The Black & Decker Corporation, 1986 to 2010; recipient of the American Marketing Association’s Edison Achievement Award; director of Huntsman Corporation and Lockheed Martin Corporation; age 71.

As the former Executive Chairman and Chief Executive Officer of a global consumer and commercial products company, with more than 25 years of experience in those roles, Mr. Archibald brings significant experience and knowledge to our Board in the areas of business management, strategic planning and international business operations. Mr. Archibald is also well-suited to provide advice and guidance to our Company’s management and Board in regard to a wide variety of financial issues.

David C. Everitt

Director since 2012

Retired; President, Agricultural and Turf Division - North America, Asia, Australia, and Sub-Saharan and South Africa, and Global Tractor and Turf Products of Deere & Company, the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry, and lawn and grounds care equipment, May 2009 to September 2012; previously served as President, Agricultural Division — North America, Australia, Asia and Global Tractor and Implement Sourcing, January 2006 to May 2009; President, Agricultural Division — Europe, Africa, South America and Global Harvesting Equipment Sourcing, 2001 to 2006; director of Agrium Inc., Allison Transmission Holdings, Inc. and Harsco Corporation; age 62.

As the former President of Deere & Company’s largest division, Mr. Everitt brings his engineering experience, global expertise and extensive knowledge of dealer and distribution issues to our Board.

Roger J. Wood

Director since 2012

President and Chief Executive Officer of Dana Holding Corporation, a world leader in the supply of axles, driveshafts, off-highway transmissions, sealing and thermal-management products and genuine service parts, since 2011; previously served as Group President, Engine of BorgWarner, Inc., a worldwide automotive industry components and parts supplier, 2010 to 2011; Executive Vice President of BorgWarner, Inc., 2009 to 2011; President of BorgWarner Turbo Systems Inc. and BorgWarner Emissions Systems Inc., 2005 to 2009; director of Dana Holding Corporation; age 52.

As the current Chief Executive Officer and President of Dana, and given his many years of service at another Tier-1 automotive supplier, Mr. Wood has unique insight and brings significant knowledge to the Board in the areas of manufacturing operations, business management and strategic planning.

Lawrence A. Zimmerman

Director since 2006

(Retirement effective as of the 2015 Annual Meeting)

Retired; Vice Chairman and Chief Financial Officer of Xerox Corporation, a global document technology and services company, 2009 to 2011; previously served as Chief Financial Officer of Xerox Corporation, 2002 to 2009; Vice President, Finance and Planning, Server and Technology division of International Business Machines Corporation, 1996 to 1998; Vice President, Finance, Europe, Middle East and Africa operations of International Business Machines Corporation, 1994 to 1996; Corporate Controller, International Business Machines Corporation, 1991 to 1994; director of Delphi Automotive PLC and Flextronics International Ltd. Previously served as director of Computer Sciences Corporation and Stanley Black & Decker, Inc; age 72.

As the former Vice Chairman and Chief Financial Officer of an international document management company, Mr. Zimmerman brings significant knowledge to the Board in the areas of finance, accounting and risk oversight. Mr. Zimmerman’s broad experience as a financial executive includes strategic planning and leading restructuring and cost reduction efforts.

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Board Committees

The Board of Directors has six committees: Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance, Qualified Legal Compliance and Executive. Each Committee is comprised solely of independent directors, as that standard is determined by the Board’s Principles and Practices (the Principles) and the New York Stock Exchange (NYSE) Listed Company Manual, with the exception of the Executive Committee, of which Mr. McCoy is a member. Each of the Committees may, at its sole discretion and at Brunswick’s expense, obtain advice and assistance from outside legal, financial, accounting or other experts and advisors. The following table shows the current membership of these Committees:

Nominating
					Human Resources		and Corporate		Qualified Legal
Name	Audit		Finance		and Compensation		Governance		Compliance		Executive
Nolan D. Archibald			X	*							X
Nancy E. Cooper	X
David C. Everitt					X		X		X
Manuel A. Fernandez					X		X	*	X	*	X
Dustan E. McCoy											X
Mark D. Schwabero
David V. Singer			X				X		X
Ralph C. Stayer	X		X
Jane L. Warner							X
J. Steven Whisler					X	*	X		X		X
Roger J. Wood	X		X
Lawrence A. Zimmerman	X	*							X		X

*	Committee Chair

The principal responsibilities of each of these Committees are described generally below and in detail in their respective Committee Charters, which are available at www.brunswick.com/company/governance/committees.html, or in print upon request by any Brunswick shareholder.

Audit Committee

Members of the Audit Committee are Mr. Zimmerman (Chair), Ms. Cooper, Mr. Stayer and Mr. Wood. The Board has determined that each member of the Audit Committee is “financially literate,” as that term is used in the NYSE listing standards, and that Mr. Zimmerman is an “audit committee financial expert,” as such term is defined by SEC rules.

The Audit Committee assists the Board in overseeing Brunswick’s accounting, auditing and reporting practices, its independent registered public accounting firm, its system of internal controls and the integrity of its financial information and disclosures. The Committee reviews certain regulatory and compliance matters, policies regarding risk assessment and risk management, cybersecurity and corporate tax strategy. The Audit Committee maintains free and open communication, and meets separately at each regularly scheduled Board meeting, with the Company’s independent registered public accounting firm, its internal auditors and management.

The Audit Committee met thirteen times during 2014.

Finance Committee

Members of the Finance Committee are Mr. Archibald (Chair), Mr. Singer, Mr. Stayer and Mr. Wood. The Finance Committee assists the Board in overseeing Brunswick’s financial performance and financial structure, including debt structure, financial policies and procedures, capital expenditures and capital expenditure budgets. The Committee also reviews proposals for corporate financing, short-term and long-term borrowings, the declaration and distribution of dividends, material investments and divestitures, insurance coverage and related matters, as well as the funding and performance of Brunswick’s pension plans.

The Finance Committee met five times during 2014.

Human Resources and Compensation Committee

Members of the Human Resources and Compensation Committee (the Compensation Committee) are Mr. Whisler (Chair), Mr. Everitt and Mr. Fernandez. The Compensation Committee’s authority includes, among other duties, the following responsibilities:

•	Annually review and approve goals and objectives for Brunswick’s senior executives; together with the Chief Executive Officer, evaluate the performance of senior executives in light of these criteria; and oversee management development and succession planning;

•	Annually review and make recommendations to the Board of Directors about the compensation (including salary, annual incentive and other cash compensation) of the Chief Executive Officer and, together with the Nominating and Corporate Governance Committee, oversee the annual review of the performance of the Chief Executive Officer;

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•	Approve equity awards to the Chief Executive Officer and compensation (including salary, annual incentive, stock options and other equity-based and other incentive compensation) to be paid to other senior executives, and authorize senior executives to approve awards to employees other than senior executives based on criteria established by the Compensation Committee; and

•	Oversee the development of a compensation philosophy for the Company that is consistent with its long-term strategic goals and does not encourage unnecessary risk-taking.

The Compensation Committee meets in conjunction with regularly scheduled meetings of the Board of Directors and as otherwise required. Meetings are regularly attended by the Chairman and Chief Executive Officer, as well as the Vice President and Chief Human Resources Officer. At each meeting, the Committee meets in executive session.

The Chairman and Chief Executive Officer is responsible for establishing strategies to achieve the Company’s objectives. To ensure that executive compensation is consistent with those objectives, the Chairman and Chief Executive Officer is responsible for making recommendations to the Committee regarding the following: compensation goals and principles; the peer group of companies to be used to determine compensation ranges; selection of performance targets for incentive plans, with input from other senior executives; performance rating and compensation actions to be taken; and salary increases, incentive awards and equity grants for senior executives.

The Compensation Committee collaborates with the Chairman and Chief Executive Officer to develop incentive funding formulas for Brunswick divisions, and for conducting performance evaluations, talent development and succession planning for senior executives. The Committee establishes criteria pursuant to which Brunswick’s senior executives allocate equity awards to non-executive employees, and oversees Brunswick’s Human Resources Department in its administration of compensation and benefit plans.

The Compensation Committee continues to engage Frederic W. Cook & Co., Inc. (FWC) to provide advice on various aspects of Brunswick’s executive compensation programs. The Committee meets with FWC in executive session on a regular basis and FWC reports directly to the Committee. The Compensation Committee has assessed the independence of FWC pursuant to applicable SEC rules and NYSE listing standards and has concluded that FWC’s work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee met seven times during 2014.

Nominating and Corporate Governance Committee

Members of the Nominating and Corporate Governance Committee are Mr. Fernandez (Chair), Mr. Everitt, Mr. Singer, Ms. Warner and Mr. Whisler. The Nominating and Corporate Governance Committee assists the Board in overseeing policies and programs designed to ensure Brunswick’s adherence to high corporate governance and ethical standards and compliance with all applicable legal and regulatory requirements. Together with the Compensation Committee, it oversees the annual review of the Chairman and Chief Executive Officer’s performance. The Committee identifies, screens, interviews and recommends to the Board potential director nominees, and oversees other matters related to Board composition, performance, standards, size and membership, including ensuring appropriate diversity of perspective, background and experience in Board membership.

The Nominating and Corporate Governance Committee of the Board of Directors has responsibility for making recommendations regarding director compensation design to the Board of Directors for review and action. Brunswick’s Human Resources Department and the Company’s outside consultants provide the Nominating and Corporate Governance Committee with director compensation data as publicly reported, including data relating to peer group and other similarly-sized companies, as well as data from published surveys.

The Nominating and Corporate Governance Committee met seven times during 2014.

Qualified Legal Compliance Committee

Members of the Qualified Legal Compliance Committee are Mr. Fernandez (Chair), Mr. Everitt, Mr. Singer, Mr. Whisler and Mr. Zimmerman. The Qualified Legal Compliance Committee receives and investigates reports made to it concerning possible material violations of law or breaches of fiduciary duty by the Company or any of its officers, directors, employees or agents. During 2014, no reports were made to the Qualified Legal Compliance Committee and, therefore, it did not meet.

Executive Committee

In addition to its standing Committees, the Board of Directors has an Executive Committee, comprised of the Chairman of the Board, the Lead Independent Director and the Chairs of the Audit Committee, Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Executive Committee meets from time to time at the request of the Chairman of the Board. The Executive Committee did not meet during 2014.

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Director Independence

The Principles require that independent directors must constitute a substantial majority of the Board and that no more than two members of management may serve on the Board at the same time. The Principles provide that a director shall be considered to be independent if he or she satisfies the general director independence standards established by the NYSE. The NYSE standards provide that a director will not be independent unless the Board affirmatively determines that the director has no material relationship with Brunswick (either directly or as a partner, shareholder or officer of an organization that has a relationship with Brunswick). In addition, the NYSE standards provide that a director is not independent if:

•	The director is, or within the prior three years has been, an employee of Brunswick, or a member of the director’s immediate family is, or within the prior three years has been, an executive officer of Brunswick;

•	The director or an immediate family member of the director has received, during any 12-month period within the prior three years, more than $120,000 in direct compensation from Brunswick (excluding fees for Board and Board committee service, pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

•	Certain specified relationships exist between the director, a member of the director’s immediate family, and a firm that serves or has served as Brunswick’s internal or external auditor;

•	The director is a partner or employee of a firm that is Brunswick’s internal or external auditor;

•	A member of the director’s immediate family is a partner of a firm that is Brunswick’s internal or external auditor, or is an employee of such a firm and personally works on Brunswick’s audit;

•	The director or an immediate family member was within the last three years a partner or employee of a firm that is or was Brunswick’s internal or external auditor and personally worked on Brunswick’s audit during that time;

•	The director or a member of the director’s immediate family is, or within the prior three years has been, employed as an executive officer of any other business organization where any of Brunswick’s current executive officers serve or served on that business organization’s compensation committee; or

•	The director is an employee of, or a member of the director’s immediate family is a director or an executive officer of, a business organization that has made payments to, or received payments from, Brunswick for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2 percent of the business organization’s consolidated gross revenues.

Applying the NYSE standards described above, and considering all relevant facts and circumstances, the Board has made an affirmative determination that none of the non-management directors has a material relationship with Brunswick and that all non-management directors, comprised of Mr. Archibald, Ms. Cooper, Mr. Everitt, Mr. Fernandez, Mr. Singer, Mr. Stayer, Ms. Warner, Mr. Whisler, Mr. Wood and Mr. Zimmerman, are independent. The Board had previously determined that Cambria Dunaway, who served as a director during part of 2014, was independent.

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CORPORATE GOVERNANCE

Overview

The Board of Directors has adopted written Principles and Practices (the Principles) to assist it in the performance of its duties and the exercise of its responsibilities. The Principles are available on Brunswick’s Web site, www.brunswick.com/company/governance/principlespractices.php, or in print upon request by any Brunswick shareholder. The Principles set the framework for Brunswick’s governance structure. The Board believes that good corporate governance is a source of competitive advantage for Brunswick. Good governance allows the skills, experience and judgment of the Board to support Brunswick’s executive management team, enabling management to improve Brunswick’s performance and maximize shareholder value.

As set forth in the Principles, the Board’s responsibilities include overseeing and directing the Company’s management in building long-term value for shareholders. The Chief Executive Officer and the Company’s senior management team are responsible for managing Brunswick’s day-to-day business operations and for presenting regular updates to the Board about the Company’s business. The Board offers the Chief Executive Officer and management constructive advice and counsel and may, at its sole discretion and at the Company’s expense, obtain advice and counsel from independent legal, financial, accounting and other advisors.

The Board of Directors met five times during 2014. Our directors collectively attended 94 percent of the 2014 Board and Committee Meetings, with each director attending more than 75 percent of the aggregate of the Board meetings and meetings of Committees of which he or she was a member during 2014. The Principles provide that all members of the Board are requested to attend Brunswick’s Annual Meeting of Shareholders. All members of the Board then in office, except Mr. Everitt, Mr. Whisler and Mr. Wood, attended the 2014 Annual Meeting of Shareholders.

The non-management directors regularly meet in executive session without members of management present. The Lead Independent Director, Manuel A. Fernandez, presides and acts as the Board’s leader when it meets in executive session or when the Chairman and Chief Executive Officer is unable to lead the Board’s deliberations. Additionally, the Lead Independent Director serves as a liaison between management and the Board and is responsible for consulting with the Chairman and Chief Executive Officer regarding Board and Committee meeting agendas and Board governance matters.

Brunswick Ethics Program

In 2013, Brunswick adopted the Brunswick Code of Conduct (the Code) which updated and replaced the formal Code of Ethics adopted in 2000 entitled Making the Right Choice: The Brunswick Guide to Conduct in the Workplace. The Code applies to all employees, officers and directors of the Company, and includes standards and procedures for reporting and addressing potential conflicts of interest, as well as a general code of conduct that provides guidelines regarding how to conduct business in an ethical manner. The Board has adopted an additional Code of Ethics for Senior Financial Officers and Managers (the Financial Officer Code of Ethics). The Financial Officer Code of Ethics applies to Brunswick’s Chief Executive Officer, Chief Financial Officer, Vice President — Treasurer, Vice President — Tax, Vice President — Internal Audit, Vice President — Finance and Controller, and other Brunswick employees designated by the Board, and sets forth standards to which these officers and employees are to adhere in areas such as conflicts of interest, disclosure of information and compliance with laws, rules and regulations. The Financial Officer Code of Ethics supplements the Code. These policies are overseen and administered by the Nominating and Corporate Governance Committee and the Company’s Ethics Office. The Code and the Financial Officer Code of Ethics are available at www.brunswick.com/company/ethics/codeofethics.php, and both may be obtained in print upon request by any Brunswick shareholder. If Brunswick grants a waiver of the policies set forth in the Code or the Financial Officer Code of Ethics, it will, to the extent required by applicable law, regulation or NYSE listing standard, disclose that waiver by making an appropriate statement on its Web site at www.brunswick.com.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying, screening, personally interviewing and recommending director nominee candidates to the Board. The Nominating and Corporate Governance Committee considers nominees on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be willing to serve on the Board for a sustained period. The Company does not have a formal policy with respect to diversity as a consideration in the identification of nominees for the Board of Directors. However, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board reflect different viewpoints and, therefore, as set forth in the Principles, additional consideration is given to achieving an overall diversity of perspectives, backgrounds and experiences in Board membership. The Nominating and Corporate Governance Committee may retain a third-party search firm to assist it with identifying qualified candidates that meet the needs of the Board at that time.

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The Nominating and Corporate Governance Committee will consider qualified director candidates who are suggested by shareholders in written submissions to Brunswick’s Secretary at Brunswick Corporation, 1 N. Field Court, Lake Forest, Illinois 60045; Attention: Corporate Secretary’s Office (fax: 847.735.4433; e-mail corporate.secretary@brunswick.com). Any recommendation submitted by a shareholder must include the name of the candidate, a description of the candidate’s educational and professional background, contact information for the candidate and a brief explanation of why the shareholder believes the candidate is suitable for election. The Nominating and Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders that it applies to other candidates.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, shareholders may also, pursuant to procedures established in the Company’s By-laws, directly nominate one or more director candidates to stand for election at an annual or special meeting of shareholders. For an annual meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For a special meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not later than the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders. In either case, a notice of nomination submitted by a shareholder must include information concerning the nominating shareholder and the shareholder’s nominee(s) as required by the Company’s By-laws.

Board Leadership Structure

•	Mr. McCoy serves as our Chairman and Chief Executive Officer

•	Mr. Fernandez serves as our Lead Independent Director

•	10 of 12 directors are independent under the Board’s Principles and Practices and the NYSE Listed Company Manual

•	All of the members of the Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance and Qualified Legal Compliance Committees are independent

•	Our directors collectively attended 94 percent of the 2014 Board and Committee Meetings

The Board of Directors believes that having the Company’s Chief Executive Officer serve as Chairman of the Board is in the best interest of its shareholders at this time because this structure ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. Our strong Lead Independent Director position ensures that there are processes in place for robust and independent Board oversight.

The Board believes that the combined role of Chairman and Chief Executive Officer, together with the appointment of a Lead Independent Director by the other independent directors, a substantial majority of independent directors, and the use of regular executive sessions of non-management directors, achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of those objectives.

Additionally, the Board believes that because the Chairman and Chief Executive Officer is the director most familiar with the Company’s business, industry and day-to-day operations, he is well-positioned to help the Board focus on those issues of greatest importance to the Company and its shareholders and to assist the Board with identifying Brunswick’s strategic priorities, as well as the short-term and long-term risks and challenges facing the Company. While independent directors have invaluable experience and expertise from outside the Company and its businesses, giving them different perspectives regarding the development of the Company’s strategic goals and objectives, the Chief Executive Officer is well-suited to bring Company-specific experience and industry expertise to his discussions with non-management directors.

Shareholder Communications with the Board

The Principles provide that Brunswick shareholders or other interested parties may, at any time, communicate in writing with the Board, the Lead Independent Director, or the non-management directors as a group, by writing to such director(s) at: Brunswick Corporation, 1 N. Field Court, Lake Forest, IL 60045; Attention: Corporate Secretary’s Office (fax: 847.735.4433; e-mail corporate.secretary@brunswick.com). Copies of written communications received by any of these means will be reviewed by the General Counsel and distributed to the Board, the Lead Independent Director or the non-management directors as a group, as appropriate, depending on the subject matter and facts and circumstances described in the communication. Communications that are not related to the duties and responsibilities of the Board, or are otherwise considered to be improper for submission to the intended recipient(s), will not be forwarded to the Board, the Lead Independent Director or the non-management directors.

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Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its charter, the Nominating and Corporate Governance Committee of the Company’s Board of Directors is tasked with the recommendation and review of all corporate governance principles, policies and programs designed to ensure the Company’s compliance with high ethical standards and with applicable legal and regulatory requirements, including those relating to conflicts of interest and other business practices that reflect upon the Company’s role as a responsible corporate citizen. The Nominating and Corporate Governance Committee oversees the implementation of the Brunswick Code of Conduct, which contains Brunswick’s Conflicts of Interest Policy. The Nominating and Corporate Governance Committee reports on these compliance matters to the Board of Directors, which is the body ultimately responsible for overseeing the Company’s ethical and legal compliance, including information involving transactions with “related persons.”

The Company’s policy regarding related person transactions (the Related Person Transactions Policy) defines “related persons” to include all directors and executive officers of the Company, all beneficial owners of more than 5 percent of any class of voting securities of the Company, and the immediate family members of any such persons. On a regular basis, the Company requests that its directors and executive officers complete a questionnaire including questions designed to identify any potential related person transactions. According to the Related Person Transactions Policy, a related person transaction includes any transaction valued at over $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including any financial transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships. Certain transactions are excluded from this Related Person Transactions Policy.

If a related person transaction is identified, the Related Person Transactions Policy requires that the transaction be submitted to the Company’s Nominating and Corporate Governance Committee for approval or ratification. If the Nominating and Corporate Governance Committee determines that the transaction should be considered by the Board of Directors, it will be submitted for consideration by all disinterested members of the Board (the Reviewing Directors). In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee and/or the Reviewing Directors will consider all factors that are relevant to the transaction, including:

•	The size of the transaction and the amount payable to a related person;

•	The nature of the interest of the related person in the transaction;

•	Whether the transaction may involve a conflict of interest; and

•	Whether the transaction involves the provision of goods or services to the Company that are also available from unaffiliated third parties and, if so, whether the terms of the transaction are at least as favorable to the Company as would be available in comparable transactions with unaffiliated third parties.

The Company’s Related Person Transactions Policy was formally codified in a written document in July 2010. In 2014, no transaction was identified as a related person transaction and, therefore, no transaction was referred to the Board or any Committee of the Board for review.

Risk Management

The Board of Directors has an active role in overseeing effective management of the Company’s risks and regularly reviews information regarding the Company’s credit, liquidity, cash flow and business operations, including any associated risks. The Board conducts an annual, in-depth review of the Company’s business, which includes detailed analysis and consideration of strategic, operational, financial, competitive, compliance and compensation risk areas. Although the Board as a whole has responsibility for risk oversight, each Board Committee addresses relevant risk topics as part of its Committee responsibilities. The Committees oversee the Company’s risk profile and exposures relating to matters within the scope of their authority and provide periodic reports to the full Board about their deliberations and recommendations. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and its overall compensation philosophy.

Historically, in an ongoing effort to manage risk, Brunswick has maintained a level of financial prudence associated with its compensation programs, which it plans to continue. In assessing whether risks arising from Brunswick’s compensation programs or policies were reasonably likely to have a material adverse effect on the Company, senior management reviewed the Company’s compensation programs and practices for all employees, the potential risk exposure presented by those programs and practices, and the factors, tools and processes that mitigate those risks. As part of its 2014 review, management considered the compensation arrangements currently in place for employees and officers, and following this review, management determined, and the Compensation Committee agreed, that none of Brunswick’s compensation programs or policies creates risks that are reasonably likely to have a material adverse effect on the Company.

As part of this review, management presented a summary to the Company’s Compensation Committee for discussion. The summary listed each compensation program and policy applicable to the various groups of Brunswick employees and officers, the potential risks presented by that program or policy and the risk mitigation tools or processes employed by the Company to mitigate the related risks.

The compensation programs and policies covered by the summary included payments in the forms of base salaries, annual incentive compensation and equity-based awards. The risk mitigation tools covered by the summary included the following: (1) the plans were capped at maximum payout levels that, while creating incentives for superior business performance, were not so great as to entice undue risk-taking; (2) the performance metrics to achieve above-target payouts under the plans were not unduly leveraged (that is, small increments of above-target performance would not result in disproportionate increases in calculated plan bonus amounts); and (3) the plans contain negative discretion provisions that can be (and have been) exercised to reduce or eliminate calculated payout results. This mechanism places final control of plan payouts with the Company’s Board of Directors.

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In addition to senior management’s review, members of Brunswick’s Human Resources Department conduct an annual assessment of all executive and non-executive incentive plans to ensure that they are aligned with the Company’s strategic business objectives. In 2014, in addition to its standard review process, Brunswick’s Human Resources representatives conducted a full review of the potential risks associated with the Company’s incentive plans and engaged in the following analysis:

•	Identify the metrics governing each incentive-based compensation program;

•	Assess the performance metrics of the incentive programs to ensure that they are consistent with the Company’s short-term and long-term goals;

•	Review the potential range of payouts pursuant to the plans to confirm that payouts are reasonable in relation to the economic gain associated with achievement of the metrics;

•	Ensure that the plans establish maximum payout amounts, or caps, for the calculation of payments, as appropriate; and

•	Verify that the Company’s management team and/or the Board of Directors retain the right to modify, suspend and/or terminate the plans and corresponding payouts without prior notice.

Further, the Compensation Committee considered other compensation risk mitigants such as the Company’s meaningful stock ownership guidelines and requirements, clawback policy and anti-hedging and anti-pledging policy.

The Human Resources representatives considered all of the foregoing information, specifically assessing each of the Company’s incentive plans to identify any provisions that might cause employees to act in a manner that would create risks that are reasonably likely to have a material adverse effect on the Company. No such provisions were identified.

In addition, the Compensation Committee engages in a comprehensive annual review of the Brunswick Performance Plan (BPP), the Company’s primary annual incentive plan, and its performance measures. The Compensation Committee assesses the BPP in conjunction with the Company’s overall strategic business objectives, as well as its forecast and budget. In 2014, the Committee also assessed each of the Company’s compensation programs, ensuring that they were consistent with and aligned with Brunswick’s short- and long-term business objectives. The Compensation Committee reviewed the 2014 BPP and determined that its plan design would effectively encourage employees to engage in appropriate and responsible behavior without unnecessary risk-taking that could have a negative impact on the Company. In addition, the BPP contains a negative discretion clause that expressly empowers the Compensation Committee to limit, reduce or eliminate the BPP payout under the BPP’s formula, based on extenuating circumstances and business outlook.

The majority of Brunswick’s non-executive incentive plans adopt the BPP’s performance metrics, ensuring that the plans encourage and reward appropriate behavior throughout the organization. For those few incentive plans at the division level that do not mirror the BPP, Brunswick management performs a similar analysis of the plans on an annual basis in order to identify and remediate any potential negative behaviors that might result.

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Stock Held by Directors, Executive Officers and Principal Shareholders

Each director and nominee for director, each executive officer listed in the Summary Compensation Table, and all directors and executive officers as a group, owned the number of shares of Brunswick Common Stock set forth in the following table, with sole voting and investment power except as otherwise indicated:

Name of Individual or Persons in Group	Number of Shares Beneficially Owned as of March 3, 2015		Percent of Class
Nolan D. Archibald	75,914	(1)	*
Nancy E. Cooper	3,789		*
David C. Everitt	6,452	(1)	*
Manuel A. Fernandez	76,895	(1)	*
David V. Singer	5,930	(1)	*
Ralph C. Stayer	29,553	(1)	*
Jane L. Warner	0		*
J. Steven Whisler	42,812	(1)	*
Roger J. Wood	13,822	(1)	*
Lawrence A. Zimmerman	71,614	(1)	*
Dustan E. McCoy	1,032,681	(2)	1.1%
William L. Metzger	211,114	(2)	*
Mark D. Schwabero	221,796	(2)	*
John C. Pfeifer	83,355	(2)	*
B. Russell Lockridge	23,030	(2)	*
Andrew E. Graves	14,577	(2)	*
All directors and executive officers as a group	2,172,654	(2)	2.3%

*	Less than 1 percent

(1)	Includes the following shares of Brunswick Common Stock issuable to non-employee directors, receipt of which has been deferred until the date of the director’s retirement from the board: Mr. Archibald 73,232 shares, Mr. Everitt 6,452 shares, Mr. Fernandez 76,895 shares, Mr. Singer 2,912 shares, Mr. Stayer 15,653 shares, Mr. Whisler 35,744 shares, Mr. Wood 13,757 shares and Mr. Zimmerman 66,122 shares.

Excludes 62,614 shares of Brunswick Common Stock issuable to Mr. Stayer, receipt of which has been deferred. Mr. Stayer will be entitled to receive these deferred shares in predetermined installments, which will commence at varying times in accordance with his election following his retirement from the Board of Directors.

None of these shares has been pledged as security.

(2)	Includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable within 60 days of March 3, 2015: Mr. McCoy 892,600 shares, Mr. Metzger 160,725 shares, Mr. Schwabero 199,975 shares, Mr. Pfeifer 77,150 shares, Mr. Graves 10,325 shares, Mr. Lockridge 9,700 shares, and all executive officers as a group 1,531,275 shares. Includes the following shares of Brunswick Common Stock held by the Brunswick Savings Plan as of December 31, 2014: Mr. McCoy 101 shares, Mr. Metzger 1,093 shares and all executive officers as a group 4,801 shares.

Excludes the following shares of Brunswick Common Stock issuable to officers, receipt of which has been deferred: Mr. McCoy 293,864 shares, Mr. Schwabero 16,437 shares, and all executive officers as a group 312,726 shares. These officers will be entitled to receive these deferred shares in predetermined installments which will commence at varying times, in accordance with each officer’s individual election.

None of these shares has been pledged as security.

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Those shareholders known to Brunswick to beneficially own more than 5 percent of Brunswick’s outstanding Common Stock are:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of December 31, 2014		Percent of Class
BlackRock, Inc.	7,438,722	(1)	8.00%
55 East 52nd Street
New York, NY 10022
FMR LLC and certain of its affiliates	7,142,009	(2)	7.68%
245 Summer Street
Boston, MA 02210
T. Rowe Price Associates, Inc.	6,990,285	(3)	7.50%
100 E. Pratt Street
Baltimore, MD 21202
The Vanguard Group, Inc.	5,704,873	(4)	6.13%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	This information is based solely upon a Schedule 13G/A filed by BlackRock, Inc. (BlackRock) with the SEC on January 23, 2015. BlackRock reported sole voting power over 7,230,038 shares and sole dispositive power over 7,438,722 shares as of December 31, 2014.

(2)	This information is based solely upon a Schedule 13G/A filed by FMR LLC (FMR) with the SEC on February 13, 2015. The FMR reporting entities include FMR, that is the beneficial owner of 7,142,009 shares or 7.68% of the Common Stock outstanding at December 31, 2014, Edward C. Johnson 3d and Abigail P. Johnson. FMR reported sole voting power over 1,081,668 shares and sole dispositive power over 7,142,009 shares as of December 31, 2014.

(3)	This information is based solely upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (T. Rowe Price) with the SEC on February 13, 2015. T. Rowe Price reported sole voting power over 1,095,235 shares and sole dispositive power over 6,990,285 shares as of December 31, 2014.

(4)	This information is based solely upon a Schedule 13G/A filed by The Vanguard Group, Inc. (Vanguard) with the SEC on February 10, 2015. Vanguard reported sole voting power over 127,531 shares, sole dispositive power over 5,585,442 shares and shared dispositive power over 119,431 shares as of December 31, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Brunswick’s directors, executive officers and beneficial owners of more than 10 percent of Brunswick Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all forms were filed in a timely manner during 2014, with the exception of the Form 4 filed by Mr. Kevin Grodzki on February 3, 2014 which inadvertently omitted the beneficial acquisition of 4,060 shares of Common Stock resulting from the vesting of Performance Shares. An amended Form 4 reflecting this update was filed on January 16, 2015 upon recognition of the omission.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes Brunswick’s overall executive compensation policies and practices and specifically analyzes the total compensation for the named executive officers (NEOs). The NEOs are:

•	Dustan E. McCoy – Chairman and Chief Executive Officer

•	William L. Metzger – Senior Vice President and Chief Financial Officer

•	Mark D. Schwabero – President and Chief Operating Officer

•	John C. Pfeifer – Vice President and President – Mercury Marine

•	B. Russell Lockridge – Vice President and Chief Human Resources Officer

•	Andrew E. Graves – Former Vice President and President – Boat Group[1]

[1]	Mr. Graves’ employment with the Company terminated on May 30, 2014. See the Current Report on Form 8-K filed with the SEC on May 8, 2014, for additional information.

Business Highlights

The Company’s results in 2014 represent the fifth consecutive year of strong improvements in operating performance. The Company looked to achieve the following financial objectives in 2014:

•	Deliver revenue growth;

•	Experience increases in earnings before income taxes, as well as solid improvements in gross margins; and

•	Continue to generate strong free cash flow and execute against the Company’s capital strategy.

Achievements against the Company’s financial objectives in 2014 were as follows:

Deliver revenue growth:

•	Ended the year with a 7 percent increase in net sales when compared with 2013, despite comparatively harsher weather conditions in many North American markets in the first quarter of 2014, due to the following:

–	Favorable demand environment in outboard boat and engine markets with increases in outboard engine sales, driven by favorable retail demand trends and successful new product introductions;

–	Increased sales in the marine service, parts and accessories businesses reflecting benefits from recent acquisitions, successful new product launches and market share gains;

–	Several successful new product introductions in the Marine Engine and Boat segments and a favorable shift in mix across most of the Boat segment’s boat lines, including the introduction of new larger, higher priced products, which resulted in higher average selling prices;

–	Fitness segment net sales benefited from successful introductions of new products across all regions as well as growth in the U.S. to health clubs, hospitality, education and local and federal government customers;

–	International sales for the Company increased 4 percent in 2014 when compared with 2013, primarily due to increased sales in European markets; and

–	Continuing unfavorable global retail demand trends in certain marine markets.

Experience increases in earnings before income taxes, as well as solid improvements in gross margins:

•	Reported earnings before income taxes of $287.9 million in 2014 compared with earnings before income taxes of $208.9 million in 2013 and $156.0 million in 2012;

•	Improved gross margins by 60 basis points in 2014 when compared with 2013, driven by volume leverage, favorable warranty comparisons and successful new product introductions, partially offset by increasing costs associated with new product integrations, capacity expansions and production ramp-ups; and

•	Increased investment spending to support strategic initiatives was more than offset by lower losses on early extinguishment of debt, restructuring, exit and impairment charges and a reduction in net interest expense.

Continue to generate strong free cash flow and execute against the Company’s capital strategy:

•	Generated strong free cash flow, enabling the Company to execute its capital strategy as follows:

–	Funded investments in future growth:

-	Organically through capital expenditures, which included tooling costs for the production of new products and spending for plant capacity expansions, growth initiatives and profit-maintaining investments; research and development; and increased operating expenses; and

-	Through acquisition opportunities such as the $41.5 million paid for marine parts and accessories acquisitions during 2014;

–	Contributed $73.8 million to the Company’s defined benefit pension plans, which included an amount made in connection with lump sum payouts to certain pension plan participants in 2014; and

–	Enhanced shareholder returns by repurchasing $20.0 million of common stock under the Company’s share repurchase program in 2014 and increased cash dividends paid to shareholders in 2014 to $41.7 million.

•	Ended the year with $635.9 million of cash and marketable securities, a net increase of $266.7 million with the primary driver being the proceeds from the divestiture of the Bowling Retail business in 2014.

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Deliver Strong Return to Shareholders

Brunswick’s compensation plans are intended to support its strategic focus and reward Company performance. Brunswick’s compensation philosophy is to encourage and reward the creation of sustainable, long-term shareholder value. From a shareholder perspective, Brunswick performed exceptionally well as illustrated by the one and three year total shareholder returns (TSR) of 12.4 percent and 188.0 percent respectively. The table below highlights Brunswick’s stock price history over a ten year period:

STOCK PRICE HISTORY

*	Note that Brunswick paid no annual Brunswick Performance Plan incentives in 2008 and paid reduced amounts for 2009, 2010 and 2011.

Consideration of 2014 Executive Compensation Vote

At its 2014 shareholder meeting, the Company received overwhelming shareholder approval of its “say on pay” proposal (98.8 percent of votes cast were cast for the proposal). The Company was pleased with this significant vote of confidence in its pay practices and no changes were made to the Company’s compensation programs directly as a result thereof. Nevertheless, the Company did make some changes to its compensation programs in 2014 to further reinforce the Company’s pay for performance philosophy and align management compensation with shareholder interests.

Specifically, as a way to deliver more tax efficient compensation to eligible participants, the Company sought and the shareholders approved a stock incentive plan intended to be compliant with Section 162(m) of the Internal Revenue Code. This change is highlighted in more detail below.

Key Compensation Decisions in 2014

Annual Incentive Plan

For 2014, Earnings Before Interest and Taxes (EBIT) was used as the funding metric under the Brunswick Corporation Senior Management Incentive Plan (SMIP), the Company’s Section 162(m) performance qualified annual incentive plan. Specifically, the SMIP pool was funded based on 2% of EBIT for the CEO and 1% of EBIT for each of the other NEOs. For purposes of distributing the funding earned under the SMIP, the Brunswick Performance Plan (BPP) is used. For 2014, the Company designed the BPP to include divisional EBIT to reward division performance, while still keeping a portion of the award tied to overall Brunswick Earnings Per Share (EPS) and Free Cash Flow (FCF) results. Specifically, the 2014 BPP for the NEOs contained performance measures attributable to each of the divisions in addition to corporate EPS. Actual performance in 2014 exceeded the performance targets set for the 2014 BPP, and aggregate awards under the plan were paid at approximately 112 percent of target opportunity. For additional Information on the annual incentive plan, see “Achievement of Targeted Results” on page 29 below.

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Long-Term Incentives

At the Company’s 2014 Annual Meeting, shareholders approved the Brunswick Corporation 2014 Stock Incentive Plan, which was designed with the goal of qualifying the performance based long-term incentives as “performance based” for purposes of Section 162(m) of the Internal Revenue Code. In 2014, the Company granted performance-based equity in the form of performance shares (Performance Shares) to certain key officers of the Company, including each of the NEOs. The Company believes Performance Shares strengthen its pay-for-performance philosophy and align management’s goals with the Company’s key strategic initiatives.

Equity Award for Mr. Schwabero and Mr. Pfeifer

As a part of the Board’s succession planning process, in May 2014, Mr. Schwabero was promoted to President and Chief Operating Officer of the Company, and Mr. Pfeifer was promoted to Vice President and President of Mercury Marine. In conjunction with their promotions, Mr. Schwabero and Mr. Pfeifer each received an increase to their annual long-term incentive target. As such, Mr. Schwabero and Mr. Pfeifer received an additional equity grant in May 2014 to recognize their increased targets. These awards were prorated for the balance of 2014. Future awards to Mr. Schwabero and Mr. Pfeifer will be consistent with their new long-term incentive target and will coincide with the regular annual grant, typically made in February of each year.

Termination Arrangements with Mr. Graves

Mr. Graves’s employment with the Company terminated on May 30, 2014, as part of the Company’s long-term succession process. In connection with Mr. Graves’s departure, the Human Resources and Compensation Committee of the Board of Directors (Compensation Committee) determined that it would treat his outstanding equity awards as if the Rule of 70 or Age 62 applied to him at the time of his termination. See page 36 for additional information on the Rule of 70 or Age 62. This permitted Mr. Graves (i) to retain restricted stock unit awards, performance share unit awards and stock appreciation rights (SARs) that otherwise would have been forfeited in connection with his termination and (ii) to have a period of up to five years following his termination to exercise outstanding SARs. The Committee determined that these actions were appropriate given that the termination of Mr. Graves’s employment occurred in order to facilitate the Company’s long-term succession process, and were it not for this, Mr. Graves’s employment would have been expected to continue. See “Arrangement with Mr. Graves” on page 42 for additional information.

Overall Philosophy and Objectives of Our Executive Compensation Programs

The overall philosophy of Brunswick’s compensation programs for its NEOs and other senior executives is to encourage and reward the creation of sustainable, long-term shareholder value. Specifically, the Company has identified the following objectives to help realize this goal:

•	Alignment with Shareholders’ Interests - Reward performance in a given year and achievements over a sustained period that are aligned with the interests of our shareholders;

•	Motivate Achievement of Financial and Strategic Goals - Ensure that compensation structure reinforces achievement of business objectives and execution of Brunswick’s overall strategy;

•	Remain Competitive - Attract, retain and motivate the talent required to ensure Brunswick’s continued success; and

•	Reward Superior Performance - Reinforce Brunswick’s pay-for-performance culture.

Compensation Design Principles

In support of the objectives identified above, the framework of Brunswick’s executive compensation programs incorporates the following compensation design principles:

Focus on the Creation of Long-Term Shareholder Value

Brunswick’s senior executives are responsible for achieving long-term strategic goals. Accordingly, compensation is weighted towards rewarding long-term value creation for shareholders. For Mr. McCoy, approximately 67 percent of targeted total compensation is based on long-term performance, and for our other NEOs, it is approximately 49 percent. For Mr. McCoy, approximately 20 percent of targeted total compensation is based on annual performance against established performance criteria, and for our other NEOs it is approximately 25 percent. The balance consists of base salary (13 percent for Mr. McCoy and 26 percent for the other NEOs).

Our emphasis on long-term shareholder value creation is best illustrated in the following chart, which shows the portion of total targeted compensation that is attributable to our long-term incentive compensation and the portion attributable to other key elements of our compensation programs. As shown in the chart, long-term incentive compensation accounts for the largest percentage of overall compensation when compared to base salary and annual incentives (bonus). In addition, as a result of the compensation structure, a majority of senior executive compensation is deemed performance-based or “at risk”, with such amounts constituting approximately 87 percent of Mr. McCoy’s total compensation and approximately 74 percent of total compensation for our other NEOs.

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Below is a chart comparing the targeted compensation mix of our CEO and other NEOs:

WHAT WE DO	WHAT WE DON’T DO
Very high percentage of executive pay is tied to performance	We have no gross-ups (including perks, excise tax)
Executives have performance-based goals which are tied to shareholder return	There are no modified single-trigger or a single-trigger change-in-control severance agreements (we only use double-trigger CIC severance provisions)
We target median compensation levels, and review market data, of our peer group when making executive compensation decisions	All of our equity plans expressly forbid option repricing without shareholder approval
We apply strict share ownership guidelines to NEOs	All of our active equity plans expressly forbid exchanges of underwater options for cash
We disclose complete information on annual and long-term incentive plans	We do not allow hedging of shares by directors or employees
We require vested shares from our equity compensation programs to be held until share ownership guidelines are met	We do not allow pledging of shares by directors or employees
We consider, and attempt to mitigate, risk in our compensation program	We do not pay dividends or dividend equivalents on unearned performance shares
We use an independent compensation consultant
We have an established clawback policy

Provide Incentives for Achievement of the Company’s Goals

In addition to achieving Brunswick’s long-term and strategic goals, the Company’s senior executives are charged with the responsibility for meeting the Company’s financial and operational goals. As a result, the Company has linked executive compensation to business performance by establishing measurable business metrics against which performance is measured, and which have been determined by the Board of Directors to be important to Brunswick’s key stakeholders.

The Company establishes variable compensation targets (including individual BPP targets) for NEOs and other employees, with reference to peer median total direct compensation (base salary plus bonus plus long-term incentive) minus base salary. This amount is then split between annual and long-term incentives at a ratio that the Compensation Committee feels is appropriate for a company like Brunswick.

Annual incentive metrics are based on a combination of division and overall Brunswick results. Long-term incentives are based on Brunswick’s consolidated results and share price.

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Competitive Compensation

Brunswick recognizes that, in order to attract and retain the level of talent that is essential to achieving its established objectives, it must maintain a competitive executive compensation program.

For all NEOs other than the CEO, Brunswick assesses the competitiveness of executive compensation every two years using survey data purchased from Aon Hewitt, which shows the executive compensation practices of a peer group of 16 publicly-traded companies with annual revenue levels comparable to Brunswick’s. Each year, Frederic W. Cook & Co., Inc., the Committee’s independent compensation consultant, provides a detailed analysis regarding proposed compensation levels for the CEO using the same peer group. Brunswick’s target pay mix and total compensation opportunities are designed to approximate the median of this peer group. In 2013, the Company completed the competitive benchmark assessment which confirmed that, on average, Brunswick’s target total compensation (base salary, annual bonus and long-term incentives) for the senior management positions, including the NEOs, approximates the median of competitive practice. Criteria used to identify the peer group include:

•	Size: Companies with revenues that generally range from one-half to two times Brunswick’s total annual revenue;

•	Business Focus: Publicly-traded manufacturing companies; and

•	Consistency: The peer group should be relatively stable. Companies historically have been eliminated if they no longer participated in the Aon Hewitt survey, were acquired, or if their revenue exceeded two times Brunswick’s revenue.

Brunswick’s current peer group consists of the following companies:

•	BorgWarner	•	Curtiss-Wright	•	Harley-Davidson	•	Mattel	•	SPX Corp
•	Briggs & Stratton	•	Dana Holding	•	Hasbro	•	Polaris Industries	•	Tenneco
•	Crane	•	Flowserve Corp	•	Jarden Corp	•	Snap-On Tools	•	Timken
				•	Leggett & Platt

Consistent with past practice, Brunswick assessed the appropriateness of the current peer group during 2013, with the next review scheduled for 2015.

Brunswick is the largest domestic, publicly-traded company in the marine industry, with total revenues approximately 20 times those of the next largest publicly-traded boat manufacturer as of December 31, 2014. As a result, there are no direct competitors in the compensation peer group.

Internal Equity

Brunswick establishes compensation ranges for positions with similar characteristics and scope of responsibility, including NEO positions, even if such ranges differ somewhat from comparable positions at companies in our peer group. Balancing competitiveness with internal equity helps support management development and movement of talent throughout Brunswick’s worldwide operations. Differences in actual compensation between employees in similar positions result from individual performance, future potential and division financial results. This effort also helps Brunswick promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

Reward Corporate, Division and Individual Performance

Recognizing corporate, division and individual performance in compensation helps reinforce the importance of working together and furthers Brunswick’s pay-for-performance philosophy. For 2014, Brunswick funded incentives for all participants based on the achievement of corporate and division performance goals and allocated incentives based on individual contributions. For those NEOs with division responsibility, incentives were focused on the financial performance of their divisions, but also included a significant portion tied to overall corporate results.

Managing Compensation in Cyclical Industries

Brunswick has a strong pay-for-performance culture and strives to establish consistent incentive performance targets and awards despite the cyclical nature of the industries in which it competes. Historically, the marine industry has tended to be negatively affected early in economic downturns and recovery occurs later than other industries during periods of economic expansion. As a result, Brunswick has experienced significant swings in funding from one performance period to another. Aggregate annual incentive funding, as a percentage of target from 2008 through 2014, ranged from a high of 149 percent of target to a low of 0 percent, with an average of 99 percent of target. For a given year, funding also can vary significantly between divisions and individuals based on performance.

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What Is Rewarded?

Brunswick designs NEO compensation to reward achievement of budgeted financial results, namely EPS, EBIT, FCF and Cash Flow Return on Investment (CFROI), Brunswick stock price performance (both absolute and on a relative basis) and individual performance.

Achievement of Targeted Results

Earnings Per Share, Earnings Before Interest and Taxes, Free Cash Flow, and Cash Flow Return on Investment

The Company established the 2014 BPP annual incentive formula to recognize and reward outstanding performance by its divisions. Specifically, the BPP provides that funding is based on the achievement of corporate EPS and corporate FCF objectives, as well as division-specific EBIT. One exception is that for Performance Share participants, including all NEOs, the corporate results component under the BPP is based solely on EPS performance so as to avoid duplication of performance metrics under the Performance Share award that rewards performance based on the achievement of CFROI, a free cash flow and capital employed metric.

For all other participants, corporate employees’ bonuses in 2014 were weighted 50 percent on overall Brunswick performance (25 percent based on the EPS metric and 25 percent based on the FCF metric) and 50 percent on the EBIT performance of the divisions. Each of the business units was weighted 12.5% of the division EBIT results until the date that the Bowling Retail sale purchase agreement was executed. After that date, division EBIT results were split between the remaining three business units at 16.67%. Division participants are also weighted 50 percent on overall Brunswick performance (25 percent based on the EPS metric and 25 percent based on the FCF metric) and 50 percent on their respective division’s EBIT performance. The Compensation Committee believes that EPS, division EBIT and FCF are appropriate measures to be used in our annual incentive plan. Earnings figures, specifically EPS, are widely tracked and reported by analysts and used as a measure to evaluate Brunswick’s performance. Division EBIT is important as it shows each division’s contribution to the Company’s overall earnings performance. Finally, FCF is important because it measures the Company’s cash-generating results and enables the Company to fund investments in future profitable growth initiatives and increase returns to shareholders.

The following chart shows the relative weighting of the performance measures used under the BPP.

Division Results
				Pre-Purchase	Post-Purchase
				Agreement	Agreement
	Corporate Results			Execution	Execution
Corporate Performance Share (PS) Participants	50% EPS		Boat Group	12.5% EBIT	16.67% EBIT
			Mercury Marine	12.5% EBIT	16.67% EBIT
			Life Fitness	12.5% EBIT	16.67% EBIT
			Bowling & Billiards	12.5% EBIT	-
Corporate Non-PS Participants	25% EPS	25% FCF	Boat Group	12.5% EBIT	16.67% EBIT
			Mercury Marine	12.5% EBIT	16.67% EBIT
			Life Fitness	12.5% EBIT	16.67% EBIT
			Bowling & Billiards	12.5% EBIT	-
Division PS Participants	50% EPS		50% EBIT of their Division
Division Non-PS Participants	25% EPS	25% FCF	50% EBIT of their Division

Stock Price Appreciation

Stock price appreciation is a significant component of total shareholder return and thus shareholder value creation. Stock price appreciation affects the value of Brunswick’s equity grants, including Stock Appreciation Rights (SARs), Restricted Stock Units (RSUs), and Performance Shares.

Individual Performance

Individual performance is assessed via the Performance Management Process (PMP). The PMP was created to help employees better understand Brunswick and division-specific goals, and to define their role in and contribution towards achieving these goals. The Company believes that the PMP is an effective tool in assessing performance against individual goals.

Once Brunswick and division goals are established, salaried employees (including NEOs) work with their supervisors to set individual goals aligned with the Company’s strategic direction. Employees establish goals for specific initiatives, major responsibilities key to their positions and individual developmental requirements, and their managers identify specific core competencies that employees are expected to achieve. The Chief Executive Officer’s performance is jointly assessed by the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors with input from all members of the Board of Directors. Performance of other NEOs is assessed by the Chief Executive Officer with review by the Compensation Committee.

Individual performance affects base salary increases, annual incentives and equity grant decision-making. As part of the PMP process, managers have the ability to adjust all elements of compensation based on the individual’s attainment of annual goals and performance against critical competencies, which determines the content of the individual’s annual performance review and the overall PMP rating.

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Compensation Elements

Brunswick structures its compensation to reflect the Company’s business objectives and compensation philosophy. The particular elements that comprise the Company’s compensation programs for senior executives are summarized below, along with an explanation of why Brunswick selected each compensation element, how the amount and formula are determined, and how decisions regarding that compensation element fit into the Company’s overall compensation objectives and programs.

Base Salary

Base salary is fixed compensation for Brunswick’s NEOs. It is designed to provide a minimum level of pay that reflects each executive’s position and scope of responsibility, leadership skills and individual performance, as demonstrated over time. When establishing an executive’s base salary, the Company also targets the median pay level offered by the companies in its peer group for positions with similar responsibilities and business size. For a company in a cyclical business, such as Brunswick’s marine business, a competitive base salary is important for attracting and retaining the executives needed to lead the business.

Brunswick reviews salaries on an annual basis to ensure they are externally competitive, reflect individual performance and are internally equitable in relation to other Brunswick executives. The Company makes salary adjustments on a periodic basis in response to market practices and to provide merit increases. Additionally, the base salary component serves as the foundation of executives’ total pay, as incentives and benefits are generally computed as a function of base salary, which allows the Company to link performance and pay. As illustrated by the following chart, the average merit increase of NEO salary from 2012 to 2014 was 3.2 percent.

	2012	2013	2014	Avg
McCoy	5.3%	5.0%	0.0%	3.4%
Metzger	0.0%	0.0%	5.4%	1.8%
Schwabero	0.0%	12.4%	10.0%	7.5%
Pfeifer	0.0%	4.7%	0.0%	1.6%
Lockridge	0.0%	4.9%	0.0%	1.6%
				3.2%

Annual Incentive Plan

Brunswick’s annual incentive plan, the BPP, is the primary compensation element used to reward accomplishments against established business goals within a given year.

Brunswick sets the BPP target funding based on planned performance for the year, as approved by the Board of Directors. The BPP limits funding to no more than 200 percent of target funding, with the Compensation Committee approving amounts within a range from 0 percent to 200 percent based on its review of the Company’s performance against pre-established targets. Target funding is equal to salary paid in the year multiplied by the target percentage for each participant. For 2014, the percentage of salary targets under the BPP for NEOs ranged from 80 percent to 150 percent.

The Company determines individual awards using: overall funding as approved by the Compensation Committee; the individual’s pro-rata portion of approved funding as adjusted for individual performance; and other factors deemed to be relevant. For 2014, the Compensation Committee approved payouts ranging from 56 percent to 146 percent of target opportunity. The performance measures required to support funding at 100 percent of target opportunity for all NEOs in 2014 were earnings per share of $2.27 and the following internal EBIT target levels for the business units: Mercury Marine: $298.0 million; Boat Group: $34.1 million; Life Fitness: $112.4 million; and Bowling & Billiards: $33.2 million. The BPP plays an important role in the Company’s overall compensation structure, as it signals “what is important” and “what is expected” for the year from the standpoint of corporate, division and/or individual results. Additionally, the BPP serves to focus executives on achieving current objectives, which are deemed necessary to attain long-term goals, and it establishes appropriate performance and annual incentives by rewarding divisions and individuals within those units for actual performance.

Long-Term Incentives

Brunswick continually monitors what might be the most appropriate design of its long-term incentive plans taking into consideration both competitive practice and what would drive the most appropriate behavior of the participants. Prior to 2010, SARs were identified as the sole award used to provide annual long-term incentive opportunities to better align the interests of management with those of shareholders. Starting in 2010, Brunswick adjusted its long-term incentive mix to 80 percent SARs and 20 percent RSUs, with further adjustments in 2011 to 70 percent SARs and 30 percent RSUs and in 2012 with the introduction of Performance Shares to one-third SARs, one-third RSUs and one-third Performance Shares. To reinforce the use of performance-based compensation, since the 2013 annual grant, certain senior executives, including the NEOs, have had 50 percent of their long-term incentive opportunity delivered in Performance Shares and the balance in RSUs. Mr. Pfeifer’s long-term incentive award for the February annual grant was delivered in one-third Performance Shares with the balance in RSUs as he was not an executive officer at the time of grant. For the May equity grant, which he received in conjunction with his promotion, the long-term incentive mix was the same as the rest of the NEOs at 50 percent Performance Shares and 50 percent RSUs. This progressive transition to incorporate RSUs and Performance Shares into the Company’s long-term incentive program was designed to better align the Company’s incentive program with competitive pay practices and to reinforce pay for performance and an element of retention due to the three-year cliff vesting schedule for RSUs and the cyclicality of Brunswick’s business. The progression from 2010 through 2015 of the Company’s mix of long-term incentives for the NEOs is shown on the graph below.

LTI Mix

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Performance Shares

In 2014, all NEOs were granted Performance Share awards. The 2014 Performance Shares are earned based on achievement of CFROI targets over a 12-month period with an additional two year vesting period. Payout of 50 percent to 150 percent of the target Performance Share award opportunity is based solely on performance against the CFROI criteria, with no payout if performance is below the threshold. The CFROI target required to support funding at 100 percent of target opportunity for all NEOs in 2014 was 20.9 percent. Based on 2014 performance against CFROI targets, the Compensation Committee approved an initial share determination of 99 percent of target opportunity. The final payout at the end of the three-year period may be increased or decreased by 20 percent based on Brunswick’s three-year TSR performance against the TSR of certain companies in the Global Industry Classification Standard (GICS) “Leisure Products” sub-industry. Performance in the bottom quartile against the GICS comparator group reduces the Performance Share award payout by 20 percent and performance in the top quartile increases the Performance Share award payout by 20 percent. Performance between the 25th and 75th percentile of the GICS comparator group results in no modification of the award payout. The TSR modifier does not apply to the Performance Share awards for Mr. Pfeifer as he was not part of the population subject to this plan feature at the time of his grant.

In order to align with both competitive practice and the business’s strategic plan, the design of the 2015 Performance Share award is being revised whereby the award will be earned over a three-year performance period based on achievement of two financial metrics with a payout between 0 percent to 200 percent of the target opportunity. At the end of the three years, 75 percent of the award will be based on three-year average CFROI achievement and 25 percent will be earned based on three-year average Operating Margin attainment. The final payout at the end of the performance cycle may be increased or decreased by 20 percent based on Brunswick’s three-year TSR performance against the TSR of certain companies within the GICS comparator group, with a payout cap of 200 percent of target. The design of the 2015 Performance Share award will provide multiple benefits, including focusing management on the success of key strategic initiatives via the CFROI and Operating Margin metrics, as well as strengthening the alignment with long-term shareholder interests with the increased performance period length to three years, in addition to maintaining the TSR modifier.

Other Long-Term Incentives

In addition to Performance Shares, Brunswick currently utilizes RSUs. Brunswick believes that RSUs are an important component of its compensation structure because each award increases linkage to shareholders’ interests by rewarding stock price appreciation and tying wealth accumulation to performance. Additionally, RSUs help to reinforce team performance, encourage senior executives to focus on long-term performance, and function as a retention incentive through the vesting period. Past long-term incentive awards have included SARs. The recently approved 2014 Stock Incentive Plan does not permit the “re-pricing” of stock options or SARs, including the cancellation of underwater stock options or SARs for cash or another award, without the approval of our shareholders. Although Brunswick believes SARs are an effective way to align executives with the shareholders, Brunswick has not granted SARs since 2013 and has, rather, granted a higher proportion of Performance Shares to better reinforce the Company’s pay-for-performance philosophy.

The size of long-term incentive awards for NEOs are based on the following factors:

•	Peer median total direct target compensation minus target cash compensation (base salary plus individual BPP target cash incentive targets). This determines a reference point for the dollar value of the total equity grant target and is consistent with targeting median pay for consistently solid Company and individual performance.

•	Grant size is based on a fixed dollar target that is established every two years when competitive peer compensation information is updated. The actual share award amounts for each NEO are determined using a Black-Scholes-Merton valuation for SARs, a Monte Carlo valuation for Performance Shares and the Company’s stock price on the date of the grant for RSUs.

Share Ownership Requirements

In order to ensure continual alignment with its shareholders, Brunswick maintains share ownership requirements for its officers. This share ownership policy calculates minimum required ownership levels as a multiple of the officer’s base salary.

The current share ownership requirements are as follows:

Tier	Management Level	Ownership Requirement
I	Chief Executive Officer	5.0 times salary
II	Large Group Presidents, Chief Operating Officer and Chief Financial Officer	3.0 times salary
III	Other Executive Officers	2.0 times salary
IV	Other Officers	1.0 times salary

Officers not meeting the ownership requirements will be required to retain shares having a value equal to 50 percent of the after-tax profit from the Common Stock acquired under our equity plans. For purposes of calculating compliance with the requirements, “shares owned” include shares directly owned, shares owned by immediate family members residing in the same household, shares held in trust, share equivalents held in the Company’s tax-qualified defined contribution plans and deferred compensation plans, and RSUs. Unexercised stock options and SARs and outstanding Performance Shares do not count as “shares owned.” For those officers approaching retirement, ownership requirements will be reduced as follows: 80 percent of target for those age 63; 60 percent of target for those age 64; and 50 percent of target for those age 65 and above.

The Compensation Committee reviews compliance with these share ownership requirements on an annual basis, with all NEOs currently in compliance with the stated requirements.

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Clawbacks

The Compensation Committee can require the repayment of all or a portion of previous BPP awards as deemed appropriate by the Compensation Committee in the event of misconduct that causes a restatement of financial results. In addition, for those who have entered into Terms and Conditions of Employment with Brunswick, including each of the NEOs, the Compensation Committee has expanded the types of payments recoverable by the Company in the event of a violation of the restrictive covenants set forth in the Terms and Conditions of Employment to include any severance payments received by the executive and any gain realized as a result of the exercise or vesting of equity awards beginning 12 months prior to termination.

Anti-Hedging and Anti-Pledging Policy

No director, NEO or other employee may engage in hedging or monetization transactions or similar arrangements with respect to Common Stock, including the purchase or sale of puts, calls, or options on Common Stock (other than options granted by Brunswick), or the use of any other derivative instruments to hedge or offset any decrease in the market value of the Common Stock. In addition, no director, NEO or other employee may pledge Common Stock as collateral.

Post-Employment Compensation

Post-employment compensation elements that are not currently offered to salaried employees in general are summarized below.

Supplemental Pension Plan

Of the NEOs, only Mr. Metzger participates in, or has a balance in, the non-qualified defined benefit retirement plan (the Supplemental Pension Plan). Effective December 31, 2009, the Company froze the Supplemental Pension Plan and ceased all benefit accruals. Participation thereafter in any supplemental pension benefit has been through the Brunswick Restoration Plan.

The Supplemental Pension Plan ensures that employees with covered compensation or pension benefits above Internal Revenue Service (IRS) qualified defined benefit plan limits receive the full amount of their intended pension benefits. Pursuant to the Supplemental Pension Plan, the Company pays, on a non-qualified basis, the difference between an employee’s earned defined benefit pension and that permissible by IRS qualified limits. The Supplemental Pension Plan provides a retirement benefit that is consistent with those who are not affected by the IRS compensation and benefit limits and reflects an individual’s full career and covered pay earned.

Brunswick Restoration Plan

All NEOs participate in the Brunswick Restoration Plan. The Restoration Plan ensures that employees with covered compensation or retirement plan contributions above IRS qualified defined contribution plan limits receive the full amount of their intended retirement benefits. If an employee elects to participate in the Restoration Plan, 401(k) contributions and Brunswick’s match on these contributions above the IRS limit are credited to this plan. In addition, Brunswick’s variable retirement contributions for eligible employees are automatically credited to their Restoration Plan accounts. This is a non-qualified plan.

The Restoration Plan provides a retirement benefit consistent with that of employees who are not affected by the IRS compensation and benefit limits.

The 2005 Elective Deferred Incentive Compensation Plan

Mr. McCoy, Mr. Lockridge, Mr. Schwabero and Mr. Pfeifer currently maintain a balance within the 2005 Elective Deferred Incentive Compensation Plan. The 2005 Elective Deferred Incentive Compensation Plan provided eligible employees the opportunity to save in a tax-deferred manner. In 2008, the Company suspended participation in the plan. The Compensation Committee will continue to assess the competitive and regulatory landscape to determine if future enrollment in this plan is warranted.

The 2005 Automatic Deferred Compensation Plan

The 2005 Automatic Deferred Compensation Plan defers payment of certain compensation that would otherwise be non-tax-deductible to Brunswick by reason of Section 162(m) of the Internal Revenue Code until six months after employment ends. The 2005 Automatic Deferred Compensation Plan preserves Brunswick’s ability to take a tax deduction for senior executives’ compensation. Senior executives are required to defer receipt of non-deductible compensation in excess of $1.5 million in order to limit non-deductible compensation under Section 162(m) of the Internal Revenue Code. Financial returns on required automatic deferrals are based on either: (i) an interest rate equal to the greater of the prime rate at J.P. Morgan Chase plus two percentage points, or Brunswick’s short-term borrowing rate; or (ii) securities selected by the participant. The two percentage point increment is used to recognize that the NEO defers the receipt of earned compensation until sometime in the future, typically upon retirement or other termination of employment. As of December 31, 2014, Mr. McCoy was the only participant who has automatic deferrals under this plan.

Split-Dollar Life Insurance Replacement

Of the NEOs, only Mr. McCoy, Mr. Metzger and Mr. Lockridge had Split-Dollar Life Insurance replacement policies (Replacement Policies) active in 2014. The Replacement Policies provide an insured death benefit and allow for capital accumulation. The Sarbanes-Oxley Act of 2002 prohibits loans to executive officers, and as a result of this loan prohibition, combined with changes in taxation of split-dollar life insurance, Brunswick restructured the Replacement Policies in 2004 such that the net present value cost to Brunswick did not increase. Although the Company continues to cover the costs of the Replacement Policies, the executives are now responsible for the actual payment of the annual premiums and keeping their policies current.

Pre-2003 loans on these policies were grandfathered under Sarbanes-Oxley and remain outstanding. The loans must be repaid to Brunswick at the scheduled rollout date or upon death (whichever occurs first) per the terms of the Split Dollar agreement. Executives with split-dollar life insurance replacements do not receive Company-provided basic life insurance coverage. The policy for Mr. Lockridge has since matured and been terminated. The Company recovered its interest in the policy and no longer has any further interest, claims or obligations under the policy. Mr. McCoy’s policy will mature and be terminated in early 2015. Executives hired since 2003 receive basic life insurance coverage under the same terms as other salaried employees, except that the Company continues a life insurance policy for Mr. Schwabero that was provided by his former employer.

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Terms and Conditions of Employment

All NEOs maintain agreements setting forth their terms and conditions of employment (Agreements). The Agreements memorialize the “at will” nature of the employment relationship, and describe each executive’s duties, compensation, benefits, and perquisites. Additionally, the Agreements consolidate the restrictive covenants that exist during and after employment (e.g., non-competition, confidentiality, non-solicitation). Finally, the Agreements establish and limit the compensation and benefits to which an executive is entitled in the event of termination.

Brunswick believes that offering Agreements to its executives helps to ensure the retention of executive experience, skills, knowledge, and background for the benefit of the Company, and the efficient achievement of the Company’s long-term goals and strategy. Additionally, the Agreements reinforce and encourage the executives’ continued attention and dedication to duties without the distraction arising from the possibility of a Change in Control. The Agreements do not provide excise tax gross-ups.

Perquisites

Certain benefits are extended to NEOs but are not offered to salaried employees in general. These programs help NEOs enhance their understanding of Brunswick products, protect their physical health and maximize their productivity.

Executive Product Program

The product program is designed to encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product and business development opportunities. The program provides a product allowance equal to $30,000 for all participants. The Company does not reimburse the participant for the tax liability associated with the program. The allowance may be applied toward the purchase of Brunswick products at the discounted rates established pursuant to the Brunswick Employee Purchase Program, which is available to all Brunswick employees, as well as any freight costs, parts and accessories, service fees and other expenses related to the ownership of the Brunswick products purchased.

Executive Physical Program

Brunswick provides a physical examination program to senior executives that is intended to protect the health of such executives and Brunswick’s investment in its leadership. Senior executives are required by the Compensation Committee to have an annual physical examination and, as part of this program, they have immediate access to healthcare providers.

Personal Aircraft Use

The Chairman and Chief Executive Officer may use company aircraft for personal use on a limited basis. This benefit allows for the effective use of the Chairman and Chief Executive Officer’s limited personal time. Other NEOs may use the company aircraft for personal use with prior approval from the Chairman and Chief Executive Officer.

Determining Executive Compensation

Decisions with respect to specific BPP awards, equity awards and base salary increases for the current year are normally made at the first Compensation Committee and Board meeting of each year. At this meeting, decisions are also made by the Compensation Committee and the Board of Directors with respect to the prior year’s performance and BPP funding. Base salary increases are generally effective as of the first full pay period in April.

Equity grant terms and conditions and grant size for NEOs and other senior executives are reviewed and approved by the Compensation Committee at this first meeting of the year, which is generally held following Brunswick’s public disclosure of its financial results for the prior year.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee reviewed and discussed this Compensation Discussion and Analysis with management.

Based on that review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors of Brunswick Corporation that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the Company’s Proxy Statement to be filed in conjunction with the Company’s 2015 Annual Meeting.

J. Steven Whisler, Chair

David C. Everitt

Manuel A. Fernandez

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2014 Summary Compensation Table

The table below summarizes the total compensation earned by each of the Company’s named executive officers (NEOs) for the years ended December 31, 2014, 2013 and 2012.

									Change in Pension
									Value and Non-
								Non-Equity	qualified Deferred
Name and Principal					Stock		Option	Incentive Plan	Compensation	All Other
Position	Year	Salary(1)		Bonus	Awards(2)		Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Dustan E. McCoy	2014	$1,050,000		$-	$5,248,048		$-	$1,853,000	$122,184	$518,441	$8,791,673
Chairman and Chief	2013	1,036,539		-	4,900,084		-	1,900,000	134,678	498,519	8,469,820
Executive Officer	2012	986,538		-	2,676,935		1,333,967	1,619,000	136,785	354,949	7,108,174
William L. Metzger(7)	2014	$478,269		$-	$899,926		$-	$563,000	$270,642	$105,388	$2,317,225
Senior Vice President	2013	433,077		-	899,557		-	490,900	-	90,849	1,914,383
and Chief Financial Officer
Mark D. Schwabero	2014	$598,077		$-	$1,455,188		$-	$702,000	$-	$163,496	$2,918,761
President and Chief	2013	485,192		-	899,557		-	700,000	-	134,898	2,219,647
Operating Officer	2012	445,000		-	354,115		176,010	583,300	-	137,967	1,696,392
John C. Pfeifer(8)	2014	$396,538		$-	$671,388		$-	$370,000	$-	$105,230	$1,543,156
Vice President and
President – Mercury Marine
B. Russell Lockridge	2014	$404,000		$-	$429,508		$-	$475,000	$-	$149,101	$1,457,609
Vice President	2013	398,885		-	430,402		-	471,500	-	154,741	1,455,528
and Chief Human Resources Officer	2012	385,000		-	285,826		142,925	421,100	-	153,248	1,388,099
Andrew E. Graves(9)	2014	$222,601	(10)	$-	$1,630,836	(11)	$-	$561,260	$-	$443,573	$2,858,270
Former Vice President	2013	466,923		-	899,557		-	504,300	-	124,999	1,995,779
and President – Boat Group	2012	445,000		-	354,055		176,010	452,400	-	132,296	1,559,761

(1)	The amounts shown in this column constitute actual base salary paid. Annual salaries as of December 31, 2014, were:

McCoy	Metzger	Schwabero	Pfeifer	Lockridge
$1,050,000	$485,000	$650,000	$435,000	$404,000

(2)	The amounts shown in this column constitute the aggregate grant date fair value of restricted stock units and performance shares granted under the 2003 Stock Incentive Plan during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation – Stock Compensation (FASB ASC Topic 718). For assumptions used in the valuation of such awards, see Note 18 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. If the highest achievement level is attained, the maximum amounts that would be received with respect to the 2014 performance shares, calculated using the December 31, 2014 closing share price are as follows: Mr. McCoy, $5,849,791; Mr. Metzger, $1,005,721; Mr. Schwabero, $1,642,370; Mr. Pfeifer, $538,230; Mr. Lockridge, $479,794; and Mr. Graves, $1,005,721. For further information on these awards, see the Grants of Plan-Based Awards table.

(3)	The amounts shown in this column constitute the aggregate grant date fair value of stock-settled stock appreciation rights granted under the 2003 Stock Incentive Plan during 2012, computed in accordance with FASB ASC Topic 718. For assumptions used in the valuation of such awards, see Note 18 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. For further information on these awards, see the Grants of Plan-Based Awards table.

(4)	The amounts shown in this column constitute payments made under the annual Brunswick Performance Plan (BPP). From Mr. Pfeifer’s 2014 BPP payment, $10,510 was deferred in February 2015 pursuant to the 2005 Automatic Deferred Compensation Plan.

(5)	The amounts shown in this column include:

For Mr. McCoy in 2012, 2013 and 2014, above-market interest paid on required automatic deferrals under the 2005 Automatic Deferred Compensation Plan. Interest earned on investment alternatives selected by the officer is a market rate of return and is therefore not included in this column.

For Mr. Metzger, the actuarial values of benefits under Brunswick’s Salaried Pension Plan and Supplemental Pension Plan on December 31, 2014 compared to December 31, 2013 are as follows:

		Present Value of	Present Value of
		Accumulated Benefit	Accumulated Benefit	Change in Pension
Name	Plan Name	@ 12/31/2013	@ 12/31/2014	Value
William L. Metzger	Salaried Pension Plan	$640,628	$849,357	$208,729
	Supplemental Pension Plan	$421,706	$483,619	$61,913

(6)	The amounts shown in this column include the following for fiscal year 2014:

Defined Contribution Plan Contributions: Brunswick contributions to defined contribution programs, including both qualified and non-qualified programs (to provide for contributions in excess of IRS limits) per the contribution formulas detailed in the Narrative to Non-Qualified Deferred Compensation Table are as follows:

	McCoy	Metzger	Schwabero	Pfeifer	Lockridge	Graves
Qualified	$25,700	$25,700	$28,900	$25,700	$25,700	$25,700
Non-Qualified	$251,632	$54,801	$90,333	$42,085	$58,519	$58,535

Amounts contributed to the qualified plan include company match and a variable retirement contribution of four percent and six percent, respectively, on qualified plan limit earnings.

Product Program: Brunswick provides a product program for Company officers. This program is designed to encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product integration opportunities. Each year, officers are eligible to select products with an aggregate annual value of up to $30,000. The allowance may be applied toward the purchase of Brunswick products at the discounted rates established pursuant to the Brunswick Employee Purchase Program, as well as any freight costs, parts and accessories, service fees and other expenses related to the ownership of the Brunswick products purchased. However, the Company does not reimburse executives for the associated tax liability as a result of the purchases or value received from the program.

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The incremental cost of products selected, which is based on the discounted prices established pursuant to the Brunswick Employee Purchase Program, is as follows:

McCoy	Metzger	Schwabero	Pfeifer	Lockridge	Graves
$30,000	$7,501	$30,000	$30,000	$30,000	$30,000

Life Insurance: The Sarbanes-Oxley Act of 2002 prohibits loans to executive officers. As a result of this loan prohibition, combined with changes in taxation of split-dollar life insurance, Brunswick restructured existing split-dollar life insurance policies in 2004 such that the net present value cost to Brunswick did not increase. Executives are now responsible for payment of annual premiums and keeping their policies current. Annual payments to NEOs in connection with their payment of premiums are:

	McCoy	Lockridge	Metzger
	$38,865	$29,172	$11,980
Policy Maturity Date	07/01/2014	07/01/2014	07/01/2026

These individuals are not provided any life insurance through the Company’s basic life program for employees.

Brunswick pays the annual premium on the continuation of a life insurance policy provided by Mr. Schwabero’s former employer, which was $9,300 for 2014.

Personal Usage of Company Aircraft: Mr. McCoy and Mr. Schwabero utilized the company aircraft for personal use on a limited basis. The incremental cost to Brunswick for such usage during 2014 was $166,261 for Mr. McCoy and $363 for Mr. Schwabero. This incremental cost to the Company for use of the corporate aircraft is based on the variable operational costs of all flights, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits.

Other Benefits: Each of the NEOs received the following perquisites and other personal benefits, none of which exceeded $25,000: (a) an annual executive physical examination; and (b) a service providing 24-hour access to immediate healthcare.

There are no tax gross-ups related to any executive benefits.

The calculation for Mr. Graves includes $306,563 of severance benefits which was calculated based on the terms and conditions of employment entered into with Mr. Graves in 2012, and outplacement services which did not exceed $25,000 in value.

(7)	Mr. Metzger was not a Named Executive Officer in 2012. Therefore, this table does not provide 2012 data for him.

(8)	Mr. Pfeifer was not a Named Executive Officer in 2012 or 2013. Therefore, this table does not provide 2012 and 2013 data for him.

(9)	Mr. Graves’ employment with the Company terminated on May 30, 2014.

(10)	Salary for Mr. Graves includes $12,505 of accrued vacation, which was payable upon the termination of his employment.

(11)	Includes the full grant date fair value of any equity awards granted during 2014 and the acceleration of certain other equity awards.

2014 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Dustan E. McCoy	1/1/2014	$-	$1,575,000	$3,150,000
	2/3/2014				25,360	63,400	114,120		$2,623,492
	2/3/2014							64,900	$2,624,556
William L. Metzger	1/1/2014	$-	$478,269	$956,538
	2/3/2014				4,360	10,900	19,620		$451,042
	2/3/2014							11,100	$448,884
Mark D. Schwabero	1/1/2014	$-	$598,077	$1,196,154
	2/3/2014				4,360	10,900	19,620		$451,042
	2/3/2014							11,100	$448,884
	5/6/2014				2,760	6,900	12,420		$278,622
	5/6/2014							7,000	$276,640
John C. Pfeifer	1/1/2014	$-	$317,231	$634,462
	2/3/2014				1,350	2,700	4,050		$109,188
	2/3/2014							5,400	$218,376
	5/6/2014				2,150	4,300	6,450		$169,936
	5/6/2014							4,400	$173,888
B. Russell Lockridge	1/1/2014	$-	$404,000	$808,000
	2/3/2014				2,080	5,200	9,360		$215,176
	2/3/2014							5,300	$214,332
Andrew E. Graves	1/1/2014	$-	$475,000	$950,000
	2/3/2014				4,360	10,900	19,620		$451,042
	2/3/2014							11,100	$448,884
	5/30/2014								$730,910	(5)
(1)	Consists of threshold, target and maximum awards under the 2014 BPP.

(2)	Consists of performance shares awarded under the 2003 Stock Incentive Plan. Performance shares vest and convert to shares of Brunswick Common Stock at the end of the three-year performance period based on the final plan performance unless the Rule of 70 or Age 62 (as defined on the following page) is met.

(3)	Consists of RSUs awarded under the 2003 Stock Incentive Plan. Awards vest on the third anniversary of the grant date unless the Rule of 70 or Age 62 is met.

(4)	The amounts shown in this column constitute the aggregate grant date fair value of equity awards granted under the 2003 Stock Incentive Plan during 2014, computed in accordance with FASB ASC Topic 718. For assumptions used in the valuation of such awards, see Note 18 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(5)	This amount represents the incremental expense associated wtih the accelerated vesting of equity awards as described on page 42, and does not reflect a new equity grant.

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Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Equity Compensation Plan Information and Awards

Brunswick granted RSUs and Performance Shares to all NEOs in 2014 pursuant to the Brunswick 2003 Stock Incentive Plan. RSUs are generally granted annually and typically vest 100 percent on the third anniversary of the grant date. Performance Shares are generally granted annually and, if earned, typically vest 100 percent at the end of a three-year performance period. The terms of the awards reflect the use of the “Rule of 70 or Age 62” (as described below), along with the inclusion of an additional provision that would pro-rate the grant in the event of termination prior to the first anniversary of the date of grant, provided the participant had met the appropriate retirement definition. Providing for a “prorated” grant serves to keep the decision about retirement timing independent of the vesting schedule of equity-based compensation. Currently, Mr. McCoy, Mr. Metzger, Mr. Schwabero and Mr. Lockridge meet the Rule of 70 or Age 62 provision. Please see the “Other Potential Post-Employment Payments” section for a description of the treatment of equity awards following a termination of employment or a change in control.

Rule of 70 or Age 62

The terms and conditions of SARs, RSUs and Performance Shares each provide for accelerated vesting of the award in certain termination of employment situations upon attainment of either: (i) the sum of the individual’s age plus years of service being equal to or greater than 70; or (ii) age 62 (Rule of 70 or Age 62). Once the Rule of 70 or Age 62 is achieved, and if the employee’s employment is terminated (other than for cause or due to death or permanent disability) the applicable awards are treated as follows:

- SARs - If termination occurs on or after the first anniversary of the grant, vesting continues on the normal vesting schedule. If termination occurs prior to the first anniversary of the grant, a pro-rata portion of the grant will vest pursuant to the normal vesting schedule.

- RSUs - If termination occurs on or after the first anniversary of the grant, all of the award will be distributed three years from grant date. If termination occurs prior to the first anniversary of the grant, a pro-rata portion of the award will be distributed three years from grant date.

- Performance Shares - If termination occurs on or after the first anniversary of the grant, grantee will receive the entire award at the end of the performance period, calculated as if the grantee had remained employed throughout the entire performance period. If termination occurs prior to the first anniversary of the grant, the grantee will receive a pro-rata portion of the award at the end of the performance period.

Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed description of awards granted to the NEOs during 2014.

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2014 Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding each NEO’s outstanding equity awards as of December 31, 2014. The equity awards in this table consist of stock-settled stock appreciation rights, restricted stock units and performance shares.

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested(3)	Market Value of Shares or Units of Stock Held That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dustan E.	2/9/2010	563,000	-		$11.08	2/9/2020
McCoy	2/8/2011	190,500	63,500		$21.52	2/8/2021
	2/14/2012	50,400	50,400		$23.79	2/14/2022			62,920	$3,225,279
	2/4/2013								79,112	$4,055,281
	2/3/2014						65,551	$3,360,144	62,766	$3,217,385
William L.	2/14/2006	5,000	-		$39.15	2/14/2016
Metzger	2/13/2007	8,000	-		$33.00	2/13/2017
	2/28/2008	25,000	-		$17.06	2/28/2018
	2/9/2009	13,125	-		$3.71	2/9/2019
	5/12/2009	35,000	-		$5.86	5/12/2019
	2/9/2010	45,000	-		$11.08	2/9/2020
	2/8/2011	17,250	5,750		$21.52	2/8/2021
	2/14/2012	4,400	4,400		$23.79	2/14/2022			5,570	$285,518
	2/4/2013								14,500	$743,270
	2/3/2014						11,211	$574,676	10,791	$553,147
Mark D.	2/9/2009	35,000	-		$3.71	2/9/2019
Schwabero	5/12/2009	65,000	-		$5.86	5/12/2019
	2/9/2010	62,000	-		$11.08	2/9/2020
	2/8/2011	21,000	7,000		$21.52	2/8/2021
	2/14/2012	6,650	6,650		$23.79	2/14/2022			8,356	$428,329
	2/4/2013								14,500	$743,270
	2/3/2014						11,211	$574,676	10,791	$553,147
	5/6/2014						7,054	$361,588	6,831	$350,157
John C.	5/15/2006	5,000	-		$38.30	5/15/2016
Pfeifer	2/13/2007	5,000	-		$33.00	2/13/2017
	2/9/2009	8,750	-		$3.71	2/9/2019
	5/12/2009	12,500	-		$5.86	5/12/2019
	2/9/2010	24,000	-		$11.08	2/9/2020
	2/8/2011	10,500	5,250		$21.52	2/8/2021
	2/14/2012	4,100	4,100		$23.79	2/14/2022	9,432	$483,484
	2/4/2013						6,377	$326,885	3,712	$190,277
	2/3/2014						5,454	$279,572	2,673	$137,018
	5/6/2014						4,434	$227,287	4,257	$218,214
B. Russell	2/8/2011	-	7,000		$21.52	2/8/2021
Lockridge	2/14/2012	-	5,400		$23.79	2/14/2022			6,710	$343,955
	2/4/2013								6,960	$356,770
	2/3/2014						5,353	$274,395	5,148	$263,886
Andrew E.	11/8/2005	8,000	-		$39.45	11/8/2015
Graves	2/14/2006	5,000	-		$39.15	2/14/2016
	2/13/2007	16,000	-		$33.00	2/13/2017
	2/8/2011	21,000	7,000		$21.52	5/30/2019
	2/14/2012	6,650	6,650		$23.79	5/30/2019			8,356	$428,329
	2/4/2013								14,500	$743,270
	2/3/2014								4,434	$227,298
(1)	Options vest at a rate of 25 percent per year over the first four years of the 10-year option term.

(2)	The market value of shares or units of stock that have not vested reflects a stock price of $51.26, the closing stock price on December 31, 2014.

(3)	RSU grants vest 100 percent on the third anniversary of the date of grant. Amounts include reinvested dividends.

(4)	Represents the calculation of the 2012 performance share awards with an additional modification of +20% based on current TSR performance against the established peer group, as described in the Compensation Discussion & Analysis.

(5)	Represents the calculation of the 2013 performance share awards which may be subject to additional modification of +/- 20% based on TSR performance against the established peer group, as described in the Compensation Discussion & Analysis. Mr. Pfeifer’s performance share grant does not include the TSR modifier as he was not part of the population to have this plan feature at the time of his grant.

(6)	Represents the calculation of the 2014 performance share awards which may be subject to additional modification of +/- 20% based on TSR performance against the established peer group, as described in the Compensation Discussion & Analysis. Mr. Pfeifer’s performance share grant does not include the TSR modifier as he was not part of the population to have this plan feature at the time of his grant.

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2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards(1) (2) (3)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dustan E. McCoy	32,000	$117,355	71,564	$2,906,214
William L. Metzger	7,000	$27,400	13,159	$534,387
Mark D. Schwabero	13,000	$42,350	13,159	$534,387
John C. Pfeifer	-	$-	4,633	$195,003
B. Russell Lockridge	49,200	$840,147	6,276	$254,868
Andrew E. Graves	162,700	$4,972,217	30,301	$1,299,870

(1)	Includes the following number of vested RSUs awarded on February 8, 2011, which vested on February 8, 2014, using a market price of $42.09 per share:

	McCoy	Metzger	Schwabero	Pfeifer	Lockridge	Graves
Shares	-	-	-	4,633	-	6,043
Value	$-	$-	$-	$195,003	$-	$254,350

(2)	Includes the following number of vested RSUs awarded on February 14, 2012, February 4, 2013 and February 3, 2014, which vested on May 30, 2014 (due to the application of the Rule of 70 or Age 62), using a market price of $43.10 per share:

	McCoy	Metzger	Schwabero	Pfeifer	Lockridge	Graves
Shares	-	-	-	-	-	24,258
Value	$-	$-	$-	$-	$-	$1,045,520

(3)	Includes the following number of vested RSUs awarded on February 4, 2013, which vested on February 4, 2014 (due to the application of the Rule of 70 or Age 62), using a market price of $40.61 per share:

	McCoy	Metzger	Schwabero	Pfeifer	Lockridge	Graves
Shares	71,564	13,159	13,159	-	6,276	-
Value	$2,906,214	$534,387	$534,387	$-	$254,868	$-

2014 Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payment During Last Fiscal Year
William L. Metzger	Salaried Pension Plan	21.33	$849,357	$–
	Supplemental Pension Plan	21.33	$483,619	$–

Narrative to Pension Benefits Table

Salaried Pension Plan

The Salaried Pension Plan is a non-contributory plan providing for benefits following retirement under a formula based upon age, years of participation in the plan up to 30 years and the average of the three highest consecutive years’ earnings (salaries, annual BPP and commissions, but excluding payouts under the Strategic Incentive Plan, which has been eliminated). Participation in the salaried pension plan is frozen, with no new participants being added after April 1, 1999. Effective December 31, 2009, all benefit accruals were frozen and all remaining salaried pension plan participants became eligible for the Company’s primary defined contribution plan, the Rewards Plan, as of January 1, 2010.

Assumptions used in determining the present value of the accumulated benefit are as follows:

•	MRP-2007 sex-distinct separate annuitant/non-annuitant mortality tables, with a white collar adjustment, with a generational projection using the MMP-2007 projection scale; and

•	3.95 percent discount rate for annuity benefits.

Supplemental Pension Plan

Effective December 31, 2009, the Company froze the Supplemental Pension Plan and ceased all benefit accruals. Participation thereafter in any supplemental pension plan has been through the Brunswick Restoration Plan.

The Supplemental Pension Plan ensures that employees with covered compensation or pension benefits above IRS qualified defined benefit plan limits receive the full amount of their intended pension benefits. Under the Supplemental Pension Plan, the Company pays on a non-qualified basis, the difference between an employee’s earned defined benefit pension and that permissible by IRS qualified limits, and this amount is subject to the claims of creditors. The Supplemental Pension Plan provides a retirement benefit that is consistent with those who are not affected by the IRS compensation and benefit limits and reflects an individual’s full career and covered pay earned.

The formula for determining benefits under the Supplemental Pension Plan is the same formula as used for the Salaried Pension Plan as described above.

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2014 Non-Qualified Deferred Compensation

RESTORATION PLAN

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Dustan E. McCoy	$134,500	$251,632	$322,679	$-	$5,393,017
William L. Metzger	$35,458	$54,801	$25,327	$-	$394,903
Mark D. Schwabero	$62,285	$90,333	$223,439	$-	$4,417,074
John C. Pfeifer	$25,077	$42,085	$75,637	$-	$919,697
B. Russell Lockridge	$30,775	$58,519	$202,356	$-	$3,882,225
Andrew E. Graves	$23,345	$58,535	$98,752	$(1,377,024)	$-

2005 ELECTIVE DEFERRED INCENTIVE COMPENSATION PLAN

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Dustan E. McCoy	$-	$-	$55,015	$-	$878,768
William L. Metzger	$-	$-	$-	$-	$-
Mark D. Schwabero	$-	$-	$33,184	$-	$632,952
John C. Pfeifer	$-	$-	$12,106	$-	$126,769
B. Russell Lockridge	$-	$-	$56,186	$-	$1,084,479
Andrew E. Graves	$-	$-	$-	$-	$-

2005 AUTOMATIC DEFERRED COMPENSATION PLAN

Name	Executive Contributions in Last FY(5)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Dustan E. McCoy	$1,494,623	$-	$1,645,008	$-	$17,128,361
William L. Metzger	$-	$-	$-	$-	$-
Mark D. Schwabero	$-	$-	$-	$-	$-
John C. Pfeifer	$-	$-	$-	$-	$-
B. Russell Lockridge	$-	$-	$-	$-	$-
Andrew E. Graves	$-	$-	$-	$-	$-

(1)	100 percent of the amount for each NEO in this column represents deferrals of salary and BPP and is reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	100 percent of the amount for each NEO in this column is reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Amounts in this column include above-market interest reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)	The following amounts were previously reported as compensation to the NEOs in past Summary Compensation Tables. These amounts consist of Executive and Company Contributions and above-market interest as follows:

McCoy	Metzger	Schwabero	Pfeifer	Lockridge	Graves
$6,249,576	$69,677	$341,562	$-	$187,256	$225,573

(5)	The amount for Mr. McCoy in this column represents deferrals of RSUs granted on February 10, 2011, and distributable on February 10, 2014.

Narrative to Non-Qualified Deferred Compensation Tables

The Non-Qualified Deferred Compensation tables show amounts deferred in 2014 under the Elective Deferred Incentive Compensation, Restoration (non-qualified plan to provide for contributions in excess of IRS limits) and Automatic Deferred Compensation plans and includes previous deferrals.

Under the 2005 Elective Deferred Incentive Compensation Plan, participants were allowed to defer up to 100 percent of BPP awards in either cash or stock. The Company calculated the value of cash deferrals based on the rate of return of mutual funds selected by the participant. The investment options mirror those of the qualified 401(k) plan and participants manage fund elections in the same manner. The Company calculated the value of stock deferrals on the same basis as Brunswick Common Stock. In 2008, the Company suspended participation in the plan. Distributions under the 2005 Elective Deferred Incentive Compensation Plan will be made as soon as administratively practicable after the participant’s termination from the Company or in accordance with the participant’s stated elections.

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Under the Restoration Plan, participants may defer up to 40 percent of their base salary and BPP awards. These deferrals are credited with earnings and losses based on the rate of return of mutual funds selected by the participant. The investment options and Company matching formula mirror those of the qualified 401(k) plan, which the participant manages in the same manner. Brunswick contributes to this plan according to the following formula:

•	One dollar for every dollar contributed by the employee, up to 3 percent of annual pay, and 50 cents for every dollar on the next 2 percent, plus an annual variable retirement contribution of up to 9 percent based on Company performance. Distributions under the Restoration Plan will be made as soon as administratively practicable after the six-month anniversary from the participant’s date of termination.

The rate of return in 2014 for each fund in the 2005 Elective Deferred Incentive Compensation Plan and the Restoration Plan are indicated in the following table:

Fund	Rate of Return
Brunswick ESOP Co Stock	12.34%
Extended Mkt Index Inst	7.56%
Inst. Index Fund Inst	13.65%
MainStay Large Cap Growth R6	10.75%
Prime Money Mkt Fund Inst	0.05%
Target Retirement Trust 2015 II	6.63%
Target Retirement Trust 2025 II	7.22%
Target Retirement Trust 2035 II	7.22%
Target Retirement Trust 2045 II	7.22%
Target Retirement Trust 2055 II	7.26%
Target Retirement Inc Trust II	5.68%
TCW Core Fixed-Income I	5.65%
Templeton Instl Foreign Eq Ser Primary	-6.78%
Total Intl Stock Ix Inst	-4.15%
Total Bond Mkt Index Inst	5.91%
Wells Fargo Advantage Common Stock I	6.40%
Windsor II Fund Adm	11.26%

Under the 2005 Automatic Deferred Compensation Plan, participants are required to defer certain compensation in excess of $1.5 million to protect the tax deductibility to the Company of such compensation under Section 162(m) of the Internal Revenue Code. Deferred cash equivalent balances are credited with: (i) an interest rate equal to the greater of the prime rate at JP Morgan Chase plus two percent, or Brunswick’s short-term borrowing rate; or (ii) returns on securities selected by the executive. If the executive has an election in place to defer awards into stock, automatic deferrals are deferred as stock.

Distributions of deferrals are made as soon as reasonably practicable after the six-month anniversary of the participant’s date of termination.

Other Potential Post-Employment Payments

Brunswick has entered into severance and Change in Control agreements with each of the NEOs which are incorporated in the Terms and Conditions of Employment (Agreements). In 2012, the NEOs executed amended and restated Agreements whereby certain of the provisions of the Agreements were modified, most notably: (i) the removal within the Chairman and Chief Executive Officer’s Agreement of the “modified single-trigger” provision that would have permitted Mr. McCoy to resign for any reason during the 30 day period commencing on the first anniversary of a Change in Control and collect severance; and (ii) the removal of the excise tax gross-up from all Agreements.

Terms and Conditions of Employment

The Agreements confirm that employment is at will and outline the NEO’s roles and responsibilities and compensation, benefits and eligibility for certain perquisites provided in exchange for their services. The Agreements also contain provisions regarding termination of employment and reflect a “double-trigger” Change in Control severance provision (effective upon termination of employment by the Company following a Change in Control of the Company) for all NEOs, including the Chairman and Chief Executive Officer.

Change in Control and Severance

Each NEO is entitled to certain severance benefits in the event of a Change in Control (as defined below), if his employment is terminated by Brunswick other than for Cause (as defined below) or disability or if the executive terminates for Good Reason (as defined below):

•	Upon any Change in Control:

	–	All equity awards held by the executive will become fully vested and, if applicable, immediately exercisable and will remain outstanding pursuant to their terms.

•	Termination within 24 months following a Change in Control:

	–	Severance payment of three times the sum of: (i) annual salary; (ii) the larger of targeted annual award under BPP for the year of termination or the year in which the Change in Control occurs; and (iii) the Company’s 401(k) match, variable retirement contribution and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination; and

	–	Other benefits (including the continuation of medical, dental, vision and prescription coverage) for up to 36 months.

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•	Termination other than following a Change in Control:

	–	For the Chairman and Chief Executive Officer, severance payment equal to two times the sum of: (i) annual salary; (ii) the targeted annual award under BPP for the year of termination; and (iii) the Company’s 401(k) match, variable retirement contribution and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination;

	–	For the other NEOs, severance payment equal to one and one half times the sum of: (i) annual salary; and (ii) the Company’s 401(k) match, variable retirement contribution and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination. Any award under the BPP can be made at the CEO’s discretion;

	–	Other benefits (including the continuation of medical, dental, vision and prescription coverage) for up to 24 months for the Chairman and Chief Executive Officer and up to 18 months for other NEOs; and

	–	All equity awards held by the executive would vest according to the terms and conditions of the underlying plans.

In addition to the payments described above, in each scenario, the NEO would be entitled to receive any annual BPP award earned for the preceding year that had not yet been paid at the time of termination as well as outplacement services.

In 2012, the Company eliminated the practice of providing indemnification or any “gross-up” of taxes imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code). As a result, all executives at Brunswick who have an Agreement, including each NEO, are no longer entitled to a gross-up for any excise tax imposed on “excess parachute payments.” Instead, such executive will either be required to pay the excise tax or have his payments reduced if it would be more favorable to him on an after-tax basis.

Brunswick may terminate the Agreements upon six months’ notice, except that after a Change in Control, Brunswick may not terminate the Agreements until the second anniversary of the Change in Control.

The Agreements contain non-competition and non-solicitation restrictive covenants effective during the two-year period following termination of employment for the Chief Executive Officer, and for 18 months following termination for all other NEOs, and non-disclosure and non-disparagement restrictive covenants effective at all times. Upon termination following a Change in Control, the non-competition and non-solicitation restrictive covenants are not applicable. In the event of a violation of the restrictive covenants, the Company may recover any severance payments received by the executive and any gain realized as a result of the exercise or vesting of equity awards beginning 12 months prior to termination and ending on the date that the Company makes full recovery of such payments. The terms of the Agreements require the NEOs to execute a general release.

Severance benefits are not available for those individuals terminating due to death, long-term disability or for Cause.

Termination for “Cause” means the NEO’s:

•	Conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, perjury, or moral turpitude;

•	Intentional or grossly negligent disclosure of confidential or trade secret information of the Company or a related company to anyone not entitled to such information;

•	Willful omission or dereliction of any statutory or common law duty of loyalty to the Company or a related company;

•	Willful and material violation of the Company’s Code of Conduct or any other written Company policy; or

•	Repeated failure to carry out the material components of the executive’s duties despite specific written notice to do so by the Chief Executive Officer, other than any such failure as a result of incapacity due to physical or mental illness.

“Good Reason” means any of the following without the NEO’s express written consent:

•	Material breach of provisions of the Agreement;

•	Failure to provide benefits generally provided to similarly-situated senior executives;

•	Reduction in authority or responsibility;

•	Reduction in compensation not applicable to similarly-situated senior executives;

•	Relocation beyond a reasonable commuting distance; or

•	Following a Change in Control, failure to obtain a satisfactory agreement from any successor to assume and agree to abide by employment agreement terms.

The Good Reason provision protects executives from being effectively demoted or having their pay reduced in an effort to force them to quit.

The definition of Change in Control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick; (ii) the failure of the incumbent Board of Directors to constitute a majority of Brunswick’s Board, excluding new directors who (a) are approved by a vote of at least 50 percent of the members of the incumbent Board and (b) did not join the Board following a contested election of directors; (iii) a merger of Brunswick with another corporation, other than a merger in which Brunswick’s shareholders receive at least 60 percent of the voting stock outstanding after the merger or a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of Brunswick’s voting stock and the Board is comprised of a majority incumbent directors; or (iv) a complete liquidation or dissolution of Brunswick.

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Payment Obligations under Termination Scenarios

The following tables indicate the Company’s estimated payment obligations resulting from effective termination before and after a Change in Control, using December 31, 2014 as the hypothetical termination date.

INVOLUNTARY TERMINATION OTHER THAN FOR DEATH, DISABILITY, OR CAUSE

Name	Severance(1)	Welfare Benefits(2)	Total	BPP(3)
Dustan E. McCoy	$5,803,865	$45,916	$5,849,781	$-
William L. Metzger	$847,652	$44,072	$891,724	$485,000
Mark D. Schwabero	$1,153,249	$37,346	$1,190,595	$650,000
John C. Pfeifer	$753,578	$45,519	$799,096	$348,000
B. Russell Lockridge	$731,728	$43,098	$774,826	$404,000

TERMINATION FOLLOWING A CHANGE IN CONTROL

Name	Severance(4)	Welfare Benefits(2)	Long-Term Incentives(5)	Total
Dustan E. McCoy	$8,705,797	$42,624	$158,999	$8,907,420
William L. Metzger	$3,150,304	$70,644	$26,977	$3,247,925
Mark D. Schwabero	$3,245,680	$57,191	$51,677	$3,354,549
John C. Pfeifer	$2,551,156	$73,537	$306,346	$2,931,039
B. Russell Lockridge	$2,675,457	$68,695	$13,475	$2,757,627
(1)	Amounts in this column represent severance payments equal to two times the sum of salary, BPP and defined contribution plan contributions for Mr. McCoy and one and one-half times the salary and defined contribution plan contributions for the other NEOs.

(2)	Amounts in this column represent the estimated present value of Company-provided outplacement services and continuation of benefits provided during the severance period, based on current COBRA rates.

(3)	Amounts in this column represent full payment of BPP. For NEOs other than Mr. McCoy, payment of the BPP upon a termination preceding a change in control is at the discretion of the Chairman and Chief Executive Officer.

(4)	Amounts in this column represent severance payments equal to three times the sum of the NEO’s salary, BPP and defined contribution plan contributions. Payments are reduced, where appropriate, in order to avoid excise taxes under Section 280G of the Internal Revenue Code so as to place the NEO in a “best after tax” situation.

(5)	Amounts in this column reflect the long-term incentive awards for which vesting would be accelerated following a Change in Control in accordance with the NEOs’ Agreements.

Arrangement with Mr. Graves

As noted on page 26 above, Mr. Graves’ employment with the Company terminated on May 30, 2014, as part of the Company’s long-term succession process. Per Mr. Graves’ Terms & Conditions of Employment, and as previously disclosed, upon his termination, Mr. Graves became entitled to receive cash severance of $853,997. Mr. McCoy also determined, at the time of the termination, that Mr. Graves would be entitled to the amount earned under the BPP ($561,260). Mr. Graves also remains entitled to continuation of benefits for eighteen (18) months and outplacement services, with a total value of $35,058. Finally, as described on page 26 above, the Committee determined (i) to accelerate the vesting of certain restricted stock unit and performance unit awards held by Mr. Graves, with an aggregate value at the time of termination of $2,155,517 that otherwise would have been forfeited by him in connection with the termination of his employment and (ii) extended to five years the period Mr. Graves was entitled to exercise outstanding SARs. In each case, these changes put Mr. Graves in the same position in which he would have been had the Rule of 70 or Age 62 applied.

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PROPOSAL NO. 2:	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company seeks your advisory vote to approve its compensation programs for its named executive officers (commonly referred to as a “say-on-pay vote”). We encourage shareholders to review the Compensation Discussion and Analysis on pages 24 to 42 of this Proxy Statement. The Company asks that you approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying tables contained in this Proxy Statement. Because this vote is advisory in nature, it will not be binding on the Board of Directors, the Human Resources and Compensation Committee (Compensation Committee) or the Company; however, the Board and the Compensation Committee will review the voting results and carefully consider the outcome of the vote when making future decisions regarding executive compensation.

Consistent with the direction of our shareholders, the say-on-pay vote is held on an annual basis until the next non-binding shareholder vote on the frequency with which the say-on-pay vote should be held. At its 2014 shareholder meeting, the Company received overwhelming shareholder approval on its “say on pay” proposal (98.8 percent of votes were cast for the proposal). The Company was pleased with this significant vote of confidence of its pay practices and no changes were made to the Company’s compensation programs directly as a result thereof.

The Company has a long-standing tradition of delivering financial results for our shareholders and our customers and aligning pay with those results. We are a market leader in the marine and fitness industries, with business locations in more than 25 countries. Our executive team continues to successfully execute its growth plan, ending the 2014 fiscal year with $635.9 million of cash and marketable securities, generating strong free cash flow and demonstrating outstanding operating leverage.

The Company has designed its executive compensation programs to drive these strong financial results and to attract, reward and retain a highly experienced, successful senior management team to achieve our corporate objectives and increase shareholder value. We believe these programs are structured in the best manner possible to support our Company and our business objectives and we believe that they strike an appropriate balance between implementing responsible, measured pay practices and providing effective incentives designed to encourage our executives to perform at their best. This balance is illustrated by the following factors, which we urge you to consider:

•	A significant part of our executive compensation is structured as performance-based incentives. Our compensation programs are substantially linked to our key business objectives, so that if the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•	We have multiple-year award and payout cycles which serve as a retention tool.

•	We respond to economic conditions appropriately, such as reducing and/or limiting annual BPP incentives of the named executive officers in years when performance is not strong.

•	We monitor the executive compensation programs and pay levels of companies of similar size and industry to ensure that our compensation programs are comparable to, and competitive with, our peer group and general market practices.

•	The Board, the Compensation Committee, our Chairman and Chief Executive Officer, and our Vice President and Chief Human Resources Officer engage in a rigorous talent review process annually to address succession planning and executive development for our Chief Executive Officer and other key executives.

Accordingly, we ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement.”

Your Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

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DIRECTOR COMPENSATION

2014 Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2014.

Director(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total
Nolan D. Archibald	$91,862	$116,526	$30,000	$238,388
Nancy E. Cooper	92,500	112,494	30,000	234,994
Cambria W. Dunaway	46,750	47,358	17,849	111,957
David C. Everitt	91,875	110,587	30,000	232,462
Manuel A. Fernandez	98,768	167,295	34,000	300,063
David V. Singer	84,076	119,614	30,000	233,690
Ralph C. Stayer	94,360	136,991	30,000	261,351
J. Steven Whisler	94,375	120,572	29,799	244,746
Roger J. Wood	94,360	136,991	21,935	253,286
Lawrence A. Zimmerman	95,000	120,011	1,105	216,116

(1)	Dustan E. McCoy, the Company’s Chairman and Chief Executive Officer, and Mark D. Schwabero, the Company’s President and Chief Operating Officer, are not included in this table as they are employees of the Company and receive no additional compensation for their service as a director. The compensation received by Mr. McCoy and Mr. Schwabero as employees of the Company are shown in the Summary Compensation Table.

(2)	Amounts in this column reflect the 2014 annual cash fees earned by each non-employee director. Mr. Archibald, Mr. Fernandez, Mr. Singer, Mr. Stayer and Mr. Wood elected to receive the 2014 annual cash fees in the form of deferred Common Stock, with a 20 percent premium.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2014 fiscal year in accordance with FASB ASC Topic 718. Amounts in this column represent the portion of fees required to be paid to directors in the form of Common Stock, as well as the 20 percent premium that is received by those directors who elected to receive the cash portion of their fees in the form of deferred Common Stock. For assumptions used in the valuation of such awards, see Note 18 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The grant date fair value of awards in this column is as follows:

Name	Grant Date Fair Values of Shares of Common Stock	Grant Date Fair Values of Shares Attributable to 20% Premium Applied to Deferral of Fees
Nolan D. Archibald	$111,841	$4,685
Nancy E. Cooper	112,494	-
Cambria W. Dunaway	47,358	-
David C. Everitt	110,587	-
Manuel A. Fernandez	147,510	19,785
David V. Singer	102,793	16,821
Ralph C. Stayer	118,104	18,887
J. Steven Whisler	120,572	-
Roger J. Wood	118,104	18,887
Lawrence A. Zimmerman	120,011	-

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The following table sets forth the aggregate number of outstanding stock awards held by each non-employee director as of December 31, 2014:

Name	Aggregate Number of Stock Awards Outstanding at December 31, 2014
Nolan D. Archibald	4,321
Nancy E. Cooper	-
Cambria W. Dunaway	-
David C. Everitt	-
Manuel A. Fernandez	4,321
David V. Singer	-
Ralph C. Stayer	4,321
J. Steven Whisler	1,578
Roger J. Wood	-
Lawrence A. Zimmerman	3,484

(4)	The amounts shown in this column include the value of matching gifts made pursuant to the Brunswick Gift Matching Program and the cost to Brunswick of products provided during the Company’s fiscal year ended December 31, 2014, as shown on the following table:

Name	Product Cost
Nolan D. Archibald	$30,000
Nancy E. Cooper	30,000
Cambria W. Dunaway	17,849
David C. Everitt	30,000
Manuel A. Fernandez	30,000
David V. Singer	30,000
Ralph C. Stayer	30,000
J. Steven Whisler	29,799
Roger J. Wood	22,861
Lawrence A. Zimmerman	1,105

Narrative to Director Compensation Table

Annual Fees and Deferred Stock Awards. Non-employee directors are entitled to an annual fee of $210,000, with $90,000 payable in cash and $120,000 payable in Brunswick Common Stock. The Lead Independent Director is entitled to an additional annual fee of $50,000, the director who chairs the Audit Committee is entitled to an additional annual fee of $20,000, and the other members of the Audit Committee are each entitled to an additional annual fee of $10,000, each due to the increased time commitment required of those directors. The director who chairs the Compensation Committee is also entitled to an additional annual fee of $15,000. The directors who chair the Finance and the Nominating and Corporate Governance Committees are entitled to an additional annual fee of $10,000 each. Each director who serves on more than one Committee is entitled to an additional annual fee of $7,500, except in the event that a director is already receiving an additional fee for both committees on which they serve. All additional annual fees are payable in Brunswick Common Stock. For the portion of each director’s total annual fee paid in Brunswick Common Stock, the number of shares is determined by the closing price of Brunswick Common Stock on the date of the award and is reported in the “Stock Awards” column of the Director Compensation Table. The receipt of these shares may be deferred until a director retires from the Board. Each director may elect to have the cash portion of the annual fee paid as follows:

•	In cash;

•	In Brunswick Common Stock distributed currently; or

•	In deferred Brunswick Common Stock with a 20 percent premium.

For directors who elect to receive deferred Brunswick Common Stock, the number of shares to be received upon retirement is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of the award.

Share Ownership Guidelines. As set forth in the Company’s Principles and Practices, within five years after the date on which a director first became a director, and thereafter for so long as each director is a director of the Company, each director is required to own Common Stock and deferred stock units of the Company equal to five times the amount of the director’s annual cash retainer. Once having met this threshold, if a director falls below the threshold as a result of a decline in the Company’s stock price, the director shall have a two-year period within which to once again achieve the threshold. The Company calculates compliance with these guidelines annually, using the average Brunswick stock price for the prior calendar year. As of December 31, 2014, all directors were in compliance with the share ownership requirements.

Brunswick Product Program. Directors are encouraged to use Brunswick products to enhance their understanding and appreciation of Brunswick’s business. Directors receive an annual allowance of up to $30,000 which may be applied to: (i) purchase Brunswick products at the discounted rates established pursuant to the Employee Purchase Program; and/or (ii) fund expenses incurred with regard to the ownership of such products. The value of the products is included in the directors’ taxable income. Directors may also purchase additional Brunswick products at the Employee Purchase Program’s discounted rates.

Brunswick Gift Matching Program. The Board of Directors Gift Matching Program provided support to charitable organizations deemed important to Brunswick’s Board of Directors. Under the program, the Brunswick Foundation would match up to a maximum of $5,000 contributed per director per program year (December 1 - November 30). Eligible organizations had to be non-profit and granted exemption under Internal Revenue Code Section 501(c)(3) and ruled to be publicly supported under 509(a) of the Internal Revenue Code. This program was discontinued during 2014, with the program year ending November 30, 2014 being the final year.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014, regarding Brunswick Common Stock that may be issued under equity compensation plans currently maintained by Brunswick.

	a	b	c
Plan Category	Number of securities to be issued upon the exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	4,010,675(2)(3)	$16.91(4)	5,438,276(5)
(1)	The 2014 Stock Incentive Plan was approved by Brunswick shareholders at the 2014 annual meeting.

(2)	Includes 2,704,548 shares of Brunswick Common Stock subject to outstanding stock appreciation rights, 177,921 shares of Brunswick Common Stock subject to deferred obligations to issue shares of Brunswick Common Stock, 376,139 shares of performance share obligations to issue shares of Brunswick Common Stock and 752,067 shares of restricted stock obligations to issue shares of Brunswick Common Stock.

(3)	Shares represented by performance awards may be adjusted depending on performance.

(4)	The weighted average exercise price was calculated solely with respect to outstanding stock appreciation rights. Deferred and restricted stock obligations to issue shares of Brunswick Common Stock have been disregarded for purposes of calculating the weighted average exercise price because no exercise price is associated with those obligations.

(5)	All shares are available under the 2014 Stock Incentive Plan.

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PROPOSAL NO. 3:	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (Deloitte) as the independent registered public accounting firm for Brunswick and its subsidiaries for its fiscal year ending December 31, 2015. Although the Company is not required to seek shareholder approval of this appointment, the Board of Directors has determined that in keeping with the principles of sound corporate governance, the appointment will be submitted for ratification by the shareholders. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Deloitte as the independent registered accounting firm for Brunswick and its subsidiaries for the fiscal year ending December 31, 2015. If our shareholders do not ratify the appointment, the Audit Committee will investigate the basis for the negative vote and will reconsider its appointment in light of the results of such investigation.

2015 will be the second year that Deloitte will serve as the independent registered public accounting firm for Brunswick and its subsidiaries. The Audit Committee dismissed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm effective as of February 14, 2014, the date of the filing of Brunswick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and engaged Deloitte as the Company’s independent registered public accounting firm commencing with the audit for the fiscal year ending December 31, 2014. EY had served as the Company’s independent registered accounting firm since 2002.

During Brunswick’s fiscal years ended December 31, 2012, 2013 and the period from December 31, 2013 through February 14, 2014, there were no disagreements between Brunswick and EY on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to EY’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on Brunswick’s consolidated financial statements for the relevant year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. EY’s audit reports on Brunswick’s consolidated financial statements for the fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During Brunswick’s fiscal year ended December 31, 2014, there were no disagreements between Brunswick and Deloitte on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on Brunswick’s consolidated financial statements for the relevant year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. Deloitte’s audit reports on Brunswick’s consolidated financial statements for the fiscal year ended December 31, 2014 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During Brunswick’s fiscal years ended December 31, 2012, 2013, and the period from December 31, 2013 through February 14, 2014, neither Brunswick, nor anyone on behalf of Brunswick, consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Brunswick’s consolidated financial statements, and no written report or oral advice was provided by Deloitte to Brunswick that Deloitte concluded was an important factor considered by Brunswick in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Deloitte will be present at the Annual Meeting and will be afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

Your Board of Directors and the Audit Committee recommend a vote FOR the approval and ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

Fees Incurred for Services of Deloitte

Brunswick incurred the following fees for services rendered by Deloitte, Brunswick’s current independent registered public accounting firm during the fiscal year ended December 31, 2014:

Audit Fees: The aggregate fees billed to Brunswick for professional services rendered for the audit of Brunswick’s annual financial statements, reviews of the financial statements included in Brunswick’s related Quarterly Reports on Form 10-Q and accounting and financial reporting consultations was $3,838,800.

Audit-Related Fees: The aggregate fees billed to Brunswick for professional services rendered for audit-related activities were $4,930.

Tax Fees: The aggregate fees billed to Brunswick for tax-related services were $689,493. Such fees involved the following activities: tax compliance services and tax consulting services.

All Other Fees: There were no fees billed by Deloitte for fiscal year 2014 for services other than those described in the preceding paragraphs. All of the services described above were pre-approved by the Audit Committee.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee is responsible for pre-approving all audit and non-audit services to be provided by Brunswick’s independent registered public accounting firm. The Audit Committee has adopted a two-tiered approach for granting such pre-approvals. Each year it approves an overall budget for specified audit and non-audit services, after which the Audit Committee must pre-approve either: (i) any proposed specified service that would result in total fees exceeding the budget; or (ii) any proposed service not specified in the budget.

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REPORT OF THE AUDIT COMMITTEE

To the Shareholders of Brunswick Corporation:

The following is the report of the Audit Committee with respect to Brunswick’s audited financial statements for the fiscal year ended December 31, 2014.

Overview of Audit Committee Function

The Audit Committee oversees Brunswick’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

Audit Committee Charter

The Audit Committee operates pursuant to a written charter, a copy of which is available at Brunswick’s Web site, www.brunswick.com.

Independence of Audit Committee Members

The Board of Directors has determined that all members of the Audit Committee are independent, within the meaning of the New York Stock Exchange Listed Company Manual.

Review with Management

The Audit Committee has reviewed and discussed Brunswick’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Deloitte and Touche LLP (Deloitte), Brunswick’s independent registered public accounting firm for the fiscal year ended December 31, 2014, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board. Auditing Standard No. 16 requires an auditor to discuss with the Audit Committee, among other things, the auditor’s evaluation of, and conclusions about, the qualitative aspects of the significant accounting principles and practices applied in the Company’s financial reporting.

The Audit Committee has also received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from Brunswick. The Audit Committee has also reviewed the non-audit services provided by Deloitte and has considered whether the provision of those services was compatible with maintaining Deloitte’s independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to Brunswick’s Board of Directors that the audited financial statements be included in Brunswick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee of the Board of Directors.

Lawrence A. Zimmerman (Chair)

Nancy E. Cooper

Ralph C. Stayer

Roger J. Wood

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SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

In order to be considered for inclusion in Brunswick’s proxy materials for its 2016 annual meeting, a shareholder proposal must be received at Brunswick’s principal executive offices at 1 N. Field Court, Lake Forest, Illinois 60045-4811 (fax: 847.735.4433; e-mail corporate.secretary@brunswick.com) by November 27, 2015.

In addition, a shareholder may wish to have a proposal presented at the 2016 annual meeting, but not to have such proposal included in Brunswick’s proxy materials relating to that meeting. Brunswick’s By-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the Board. Pursuant to the By-laws, a shareholder proposal or nomination intended to be brought before the 2016 annual meeting must be delivered to Brunswick’s Secretary between January 7, 2016 and February 6, 2016.

Brunswick encourages you to vote on the matters that will be presented to Brunswick shareholders at the Annual Meeting. Please vote as soon as possible so that your shares will be represented.

By order of the Board of Directors,

Christopher F. Dekker

Secretary

Lake Forest, Illinois

March 26, 2015

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Explore Brunswick

Scan these QR codes with a smart device or use the URLs to learn more about Brunswick:

Read our online Annual Report
http://www.brunswick.com/investors/publications- and-filings/annualreports.php

Visit our Investor Relations website
http://www.brunswick.com/investors

Download our Investor Relations app

The Brunswick Story

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood and Whale marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Bell RPG parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats, and Life Fitness and Hammer Strength fitness equipment, and Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.

BRUNSWICK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 5:00 p.m. Eastern Time on Tuesday, May 5, 2015. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Brunswick Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 5:00 p.m. Eastern Time on Tuesday, May 5, 2015. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82918-P60381

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRUNSWICK CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors	For	Against	Abstain
1a. Manuel A. Fernandez	☐	☐	☐
1b. Mark D. Schwabero	☐	☐	☐
1c. David V. Singer	☐	☐	☐
1d. Jane L. Warner	☐	☐	☐
1e. J. Steven Whisler	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, on such other business as may properly come before the meeting.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

BRUNSWICK

TWO ADDITIONAL WAYS TO VOTE

Vote by Internet	Vote by Telephone
It's fast, convenient, and your vote is immediately confirmed and registered. You may also give your consent to have all future proxy statements and annual reports delivered to you electronically.	It's fast, convenient, and your vote is immediately confirmed and registered.
Go to Web site **www.proxyvote.com**	Call toll-free on a touch-tone phone in the U.S. or Canada **1-800-690-6903**
Follow these three easy steps:	*Follow these three easy steps:*
• Read the accompanying Proxy Statement and Proxy Card. • Go to the Web site www.proxyvote.com. • Follow the simple instructions.	• Read the accompanying Proxy Statement and Proxy Card. • Call the toll-free phone number above. • Follow the simple instructions.

VOTE 24 HOURS A DAY

DO NOT RETURN PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M82919-P60381

The undersigned hereby appoints W.L. Metzger, C.F. Dekker and R.M. Gwillim, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2015 or any adjournment thereof. **If no voting instructions are given, the proxies will vote the shares in accordance with the recommendations of the Board of Directors.**

This proxy also provides voting instructions for shares held by Vanguard Fiduciary Trust Company, the trustee for the Brunswick Retirement Savings Plan and the Brunswick Rewards Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in these plans. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company's stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received.

This proxy/voting instruction card is solicited pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be voted, by mail, Internet or telephone, in time to reach the Company's proxy tabulator, Broadridge, no later than 5:00 p.m. Eastern Time on Tuesday, May 5, 2015, for all registered shares to be voted and no later than 5:00 p.m. Eastern Time on Friday, May 1, 2015, for the Trustee to vote the Plan shares. Individual proxy voting and voting instructions will be kept confidential.

Continued and to be signed on reverse side